UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12
AGCO CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
April 24, 2008

The Annual Meeting of Stockholders of AGCO Corporation will be held at the offices of the Company, 4205 River Green Parkway, Duluth, Georgia 30096, on Thursday, April 24, 2008, at 9:00 a.m., local time, for the following purposes:

1. To elect four directors to serve for the ensuing three years or until their successors have been duly elected and qualified;

2. To approve the AGCO Corporation Management Incentive Plan;

3. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2008; and

4 To transact any other business that may properly be brought before the meeting.

The Board of Directors has fixed the close of business on March 14, 2008 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. A list of stockholders as of the close of business on March 14, 2008 will be available for examination by any stockholder at the Annual Meeting itself as well as for a period of ten days prior to the Annual Meeting at our offices at the above address during normal business hours.

We urge you to mark and execute your proxy card and return it promptly in the enclosed envelope. In the event you are able to attend the meeting, you may revoke your proxy and vote your shares in person.

By Order of the Board of Directors

STEPHEN D. LUPTON
Corporate Secretary

Atlanta, Georgia
March 28, 2008

INFORMATION REGARDING THE ANNUAL MEETING
INFORMATION REGARDING PROXIES
INFORMATION REGARDING VOTING
PROPOSAL NUMBER 1 ELECTION OF DIRECTORS
DIRECTORS CONTINUING IN OFFICE
BOARD OF DIRECTORS AND CERTAIN COMMITTEES OF THE BOARD
2007 DIRECTOR COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
PROPOSAL NUMBER 2 APPROVAL OF AGCO CORPORATION MANAGEMENT INCENTIVE PLAN
PROPOSAL NUMBER 3 RATIFICATION OF COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008
OTHER BUSINESS
PRINCIPAL HOLDERS OF COMMON STOCK
EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
SUMMARY OF 2007 COMPENSATION
2007 SUMMARY COMPENSATION TABLE
2007 GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2007
SSAR/OPTION EXERCISES AND STOCK VESTED IN 2007
PENSION BENEFITS
2007 PENSION BENEFITS TABLE
OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS
COMPENSATION COMMITTEE REPORT
AUDIT COMMITTEE REPORT
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
ANNUAL REPORT TO STOCKHOLDERS
ANNUAL REPORT ON FORM 10-K
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
STOCKHOLDERS’ PROPOSALS

AGCO CORPORATION

PROXY STATEMENT FOR THE
ANNUAL MEETING OF STOCKHOLDERS
April 24, 2008

INFORMATION REGARDING THE ANNUAL MEETING

INFORMATION REGARDING PROXIES

This proxy solicitation is made by the Board of Directors of AGCO Corporation, which has its principal executive offices at 4205 River Green Parkway, Duluth, Georgia 30096. By signing and returning the enclosed proxy card, you authorize the persons named as proxies on the proxy card to represent you and vote your shares.

If you attend the meeting, you may vote by ballot. If you are not present at the meeting, your shares can be voted only when represented by a proxy either pursuant to the enclosed proxy card or otherwise. You may indicate a vote on the enclosed proxy card in connection with the election of directors, the approval of the AGCO Corporation Management Incentive Plan and the ratification of the appointment of the independent registered public accounting firm, and your shares will be voted accordingly. If you indicate a preference to abstain from voting, no vote will be recorded. You may withhold your vote from any nominee for director by marking the “Withhold” box across from his name on the proxy card. You may revoke your proxy card before balloting begins by notifying the Corporate Secretary in writing at 4205 River Green Parkway, Duluth, Georgia 30096. In addition, you may revoke your proxy card before it is voted by signing and duly delivering a proxy card bearing a later date or by attending the meeting and voting in person. If you return a signed proxy card that does not indicate your voting preferences, the persons named as proxies on the proxy card will vote your shares in favor of all of the four nominees described below, in favor of the AGCO Corporation Management Incentive Plan, in favor of ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2008, and in their best judgment with respect to any other business brought before the meeting.

The enclosed form of proxy card is solicited by the Board of Directors of the Company, and the cost of solicitation of proxy cards will be borne by the Company. We have hired Georgeson Inc. for $7,500, plus out-of-pocket expenses, to aid in the solicitation of proxy cards. In order to ensure that a quorum is represented by proxies at the meeting, proxy solicitation also may be made personally or by telephone by officers or employees of the Company, without added compensation. The Company will reimburse brokers, custodians and nominees for their expenses in forwarding proxy material to beneficial owners.

This proxy statement and form of proxy card are first being sent to stockholders on or about March 28, 2008. The Company’s 2007 Annual Report to its stockholders and its Annual Report on Form 10-K for 2007 also are enclosed and should be read in conjunction with the matters set forth herein.

INFORMATION REGARDING VOTING

Only stockholders of record as of the close of business on March 14, 2008 are entitled to notice of and to vote at the Annual Meeting. On March 14, 2008, the Company had outstanding 91,717,150 shares of Common Stock, each of which is entitled to one vote on each matter coming before the meeting. No cumulative voting rights exist, and dissenters’ rights for stockholders are not applicable to the matters being proposed. For directions to the offices of the Company where the Annual Meeting will be held, you may contact our corporate office via telephone at (770) 813-9200.

Quorum Requirement

A quorum of the Company’s stockholders is necessary to hold a valid meeting. The Company’s By-Laws provide that a quorum is present if a majority of the outstanding shares of Common Stock of the Company entitled to vote at the meeting are present in person or represented by proxy. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of elections appointed for the meeting, who also will determine whether a quorum is present for the transaction of business. Abstentions and broker “non-votes” will be treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instruction from the beneficial owner of the shares and no instruction is given.

Vote Necessary for the Election of Directors

Directors are elected by a plurality of the shares of Common Stock actually voted (in person or by proxy) at the Annual Meeting. Withheld votes and abstentions have no effect. Under the New York Stock Exchange (“NYSE”) rules, if your broker holds your shares in its name, your broker is permitted to vote your shares with respect to the election of directors even if your broker does not receive voting instructions from you.

Vote Necessary for the Approval of the AGCO Corporation Management Incentive Plan

The AGCO Corporation Management Incentive Plan will be approved if a majority of the number of shares of the Company’s Common Stock that are present (in person or by proxy) at the Annual Meeting and entitled to vote thereon are voted in favor of approving the Plan. Abstentions will be counted in determining the minimum number of affirmative votes required for approval and, accordingly, will have the effect of a vote against approval of the Plan. Broker non-votes will not be counted as votes for or against the approval of the Plan.

Vote Necessary for the Ratification of the Appointment of Independent Registered Public Accounting Firm

The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2008 will be approved if a majority of the number of shares of the Company’s Common Stock that are present (in person or by proxy) at the Annual Meeting and entitled to vote thereon are voted in favor of ratification. Abstentions will be counted in determining the minimum number of affirmative votes required for approval and, accordingly, will have the effect of a vote against ratification. Broker non-votes will not be counted as votes for or against ratification.

Other Matters

With respect to any other matter that may properly come before the Annual Meeting for stockholder consideration, a matter will be approved if a majority of the number of shares of the Company’s Common Stock that are present (in person or by proxy) at the Annual Meeting and entitled to vote thereon are voted in favor of the matter. Abstentions will be counted in determining the minimum number of affirmative votes required for approval thereof and, accordingly, will have the effect of a vote against any such matter. Broker non-votes will not be counted as votes for or against other matters presented for stockholder consideration.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on April 24, 2008

As permitted by rules recently adopted by the United Stated Securities and Exchange Commission (“SEC”), the Company is making this proxy statement and its annual report available to stockholders electronically via the Internet. The proxy statement and annual report to stockholders are available at www.agcocorp.com under the heading “SEC Filings” in the “Investors & Media” section.

PROPOSAL NUMBER 1

ELECTION OF DIRECTORS

The Board is divided into three classes of directors, designated Class I, Class II and Class III, with each class as nearly equal in number as possible to the other two classes. The three classes serve staggered three-year terms. Stockholders annually elect directors of one of the three classes to serve for three years or until their successors have been duly elected and qualified. At the Annual Meeting, stockholders will elect four directors to serve as Class I directors. The Governance Committee has recommended, and the Board of Directors has nominated, the four individuals named below to serve as Class I directors until the Annual Meeting in 2011 or until their successors have been duly elected and qualified.

The following is a brief description of the business experience of each of the four nominees for Class I directorship:

Herman Cain, age 62, has been a director of the Company since December 2004. Mr. Cain also has served as the Chairman of T.H.E. New Voice, a leadership and consulting firm that he founded, since 2004. Prior to that, he was the Chairman of The Federal Reserve Bank of Kansas City from 1995 to 1996, and a Member from 1992 to 1994. Mr. Cain served as the Chief Executive Officer and President of the National Restaurant Association from 1997 to 1999 and as Chairman and Chief Executive Officer of Godfather’s Pizza, Inc. from 1988 to 1996. From 1977 to 1988, Mr. Cain served in various positions with The Pillsbury Company and Burger King Corporation.

Wolfgang Deml, age 62, has been a director of the Company since February 1999. Since 1991, Mr. Deml has been President and Chief Executive Officer of BayWa Corporation, a trading and services company located in Munich, Germany. Mr. Deml is also currently a member of the Supervisory Board of MAN Nutzfahrzeuge AG and the Chairman of the Supervisory Board of VK Mühlen AG.

David E. Momot, age 70, has been a director of the Company since August 2000. Over his 30-year career with General Electric, Mr. Momot served in various manufacturing and general management positions. Most recently, from 1991 to 1997, Mr. Momot held various executive positions at General Electric, including Vice President — European Operations G.E. Lighting, President and Chief Executive Officer — BG Automotive Motors, Inc. and, most recently, Vice President and General Manager — Industrial Drive Motors and Generators. Mr. Momot has served on the executive board of the Boy Scouts of America, on various Chambers of Commerce at local and state levels and on several YMCA and church boards.

Martin Richenhagen, age 55, has been Chairman of the Board of Directors since August 2006 and has served as President and Chief Executive Officer of the Company since July 2004. Mr. Richenhagen is currently a Board member for Nsoro, LLC, a global supplier and designer of technology solutions to commercial and government verticals, as well as a member of the Board, Audit and Technology & Environment Committees for PPG Industries, Inc., a leading coatings and specialty products and services company. From 2003 to 2004, Mr. Richenhagen was Executive Vice President of Forbo International SA, a flooring material business based in Switzerland. From 1998 to 2002, Mr. Richenhagen was Group President of Claas KgaA mbH, a global farm equipment manufacturer and distributor. From 1995 to 1998, Mr. Richenhagen was Senior Executive Vice President for Schindler Deutschland Holdings GmbH, a worldwide manufacturer and distributor of elevators and escalators.

The four nominees who receive the greatest number of votes cast for the election of directors at the Annual Meeting shall become directors at the conclusion of the tabulation of votes.

The Board of Directors recommends a vote FOR the nominees set forth above.

DIRECTORS CONTINUING IN OFFICE

The seven individuals named below are now serving as directors of the Company with terms expiring at the Annual Meetings in 2009 and 2010, as indicated.

Directors who are continuing in office as Class II directors whose terms expire at the Annual Meeting in 2009 are listed below:

P. George Benson, Ph.D, age 61, has been a director of the Company since December 2004. Mr. Benson is currently President of the College of Charleston in Charleston, South Carolina, serving in that position since 2007, and he has been a member of the Board of Directors and Audit Committee Chair for Nutrition 21, Inc., since 1998 and 2002, respectively. He also has been a member of the Board of Directors of Crawford & Company (Atlanta, Georgia) since 2005 and of the National Bank of South Carolina since 2007. Mr. Benson was a judge for the Malcom Baldrige National Quality Award from 1997 to 2000 and was Chairman of the Board of Overseers for the Baldrige Award from 2004 to 2007. From 1998 to 2007, he was Dean of the Terry College of Business at the University of Georgia. From 1993 to 1998, Mr. Benson served as Dean of the Rutgers Business School at Rutgers University. Prior to that, Mr. Benson was on the faculty of the Carlson School of Management at the University of

Minnesota from 1977 to 1993, where he served as Director of the Operations Management Center from 1992 to 1993 and head of the Decision Sciences Area from 1983 to 1988.

Gerald L. Shaheen, age 63, has been a director of the Company since October 2005. Over his 40-year career with Caterpillar Inc., Mr. Shaheen served various marketing and general management positions, both in the United States and Europe. Most recently, from 1998 to February 2008, Mr. Shaheen served as a Group President. Mr. Shaheen is the Chairman of the Board of Trustees of Bradley University and a Board member and past Chairman of the U.S. Chamber of Commerce. He is also a Board member of the National Chamber Foundation, the Mineral Information Institute, Inc., the National City Corporation, Ford Motor Company and the National Multiple Sclerosis Society, Greater Illinois Chapter.

Hendrikus Visser, age 63, has been a director of the Company since April 2000. Mr. Visser is Chairman of the Board of Royal Huisman Shipyards N.V. and serves on the Boards of Sovion N.V., Friesland Bank N.V. Foundation OPG N.V. and Sterling Strategic Value, Ltd. He was the Chief Financial Officer of NUON N.V. and has served on the Boards of major international corporations and institutions including Rabobank Nederland, the Amsterdam Stock Exchange, Amsterdam Institute of Finance and De Lage Landen.

Directors who are continuing in office as Class III directors whose terms expire at the Annual Meeting in 2010 are listed below:

Francisco R. Gros, age 65, has been a director of the Company since October 2006. Mr. Gros is President and Chief Executive Officer of OGX Petroleo e Gas Participacoes S.A., a company involved in the exploration of oil and gas reserves in Brazil, serving in that position since 2007. Previously Mr. Gros was President and Chief Executive Officer of Fosfertil from 2003 to 2007. In addition, Mr. Gros was President and Chief Executive Officer of Petróleo Brasileiro S.A. from January 2002 to December 2002, and President and Chief Executive Officer of the Brazilian Development Bank from 2000 to 2001. Previously, Mr. Gros was also a Managing Director of Morgan Stanley from 1993 to 2000, and was Governor of the Central Bank on two occasions, in 1987 and from 1991 to 1992. Mr. Gros is also the Chairman of the Board for Lojas Renner S.A. and serves on the Boards of Globex Utilidades S.A., Ocean Wilson Holdings Limited, Energias do Brasil S.A. and Wellstream Holdings PLC.

Gerald B. Johanneson, age 67, has been a director of the Company since April 1995. Until his retirement in 2003, Mr. Johanneson had been President and Chief Executive Officer of Haworth, Inc. since 1997. He served as President and Chief Operating Officer of Haworth, Inc. from 1994 to 1997 and as Executive Vice President and Chief Operating Officer from 1988 to 1994. Mr. Johanneson currently serves on the Board of Haworth, Inc.

George E. Minnich, age 58, has been a director of the Company since January 2008. Mr. Minnich served as Senior Vice President and Chief Financial Officer of ITT Corporation from 2005 to 2007. Prior to that, he served in several senior finance positions at United Technologies Corporation, including Vice President and Chief Financial Officer of Otis Elevator from 2001 to 2005 and Vice President and Chief Financial Officer of Carrier Corporation from 1996 to 2001. He also held various positions within Price Waterhouse from 1971 to 1993, serving as an Audit Partner from 1984 to 1993.

Curtis E. Moll, age 68, has been a director of the Company since April 2000. Mr. Moll has been Chairman of the Board and Chief Executive Officer of MTD Products, Inc., a global manufacturing corporation, since 1980. He joined MTD Products as a project engineer in 1963. Mr. Moll is also Chairman of the Board of Shiloh Industries and serves on the Board of the Sherwin-Williams Company.

BOARD OF DIRECTORS AND CERTAIN COMMITTEES OF THE BOARD

During 2007, the Board of Directors held six meetings. The Company holds executive sessions of its non-management directors at each meeting of its Board of Directors. Mr. Johanneson currently presides over those meetings as Lead Director. The Company encourages stockholders and other interested persons to communicate with Mr. Johanneson and the other members of the Board of Directors. Any person who wishes to communicate with a particular director or the Board of Directors as a whole, including the Lead Director or any other independent director, may send such correspondence to Stephen Lupton, Corporate Secretary, AGCO Corporation, 4205 River Green Parkway, Duluth, Georgia 30096. Such correspondence should indicate the writer’s interest in the Company and clearly specify whether it is intended to be forwarded to the entire Board of Directors or to one or more particular directors. Mr. Lupton will forward all correspondence satisfying these criteria.

In accordance with the rules of the NYSE, the Company’s Board of Directors has adopted categorical standards to assist it in making determinations of its directors’ independence. The Board of Directors has determined that in order to be considered independent, a director must not:

•	be an employee of the Company or have an “immediate family member,” as that term is defined in the General Commentary to Section 303A.02(b) of the NYSE rules, who is an executive officer of the Company at any time during the preceding three years;

•	receive or have an immediate family member who receives or solely own any business that receives during any twelve-month period within the preceding three years direct compensation from the Company or any subsidiary or other affiliate in excess of $100,000, other than for director and committee fees and pension or other forms of deferred compensation for prior service to the Company or, solely in the case of an immediate family member, compensation for services to the Company as a non-executive employee;

•	be a current partner or current employee of a firm that is the internal or external auditor of the Company or any subsidiary or other affiliate or have an immediate family member that is a current partner of such a firm or that is a current employee of such a firm who participates in such firm’s audit, assurance or tax compliance (but not tax planning) practice;

•	have been or have an immediate family member who was at any time during the preceding three years a partner or employee of such an auditing firm who personally worked on an audit of the Company or any subsidiary or other affiliate within that time;

•	be employed or have an immediate family member that is employed either currently or at any time within the preceding three years as an executive officer of another company in which any present executive officers of the Company or any subsidiary or other affiliate serve or served at the same time on the other company’s Compensation Committee; and

•	be a current employee or have an immediate family member that is a current executive officer of a company that has made payments to or received payments from the Company or any subsidiary or other affiliate for property or services in an amount which, in any of the preceding three fiscal years of such other company, exceeds (or in the current fiscal year of such other company is likely to exceed) the greater of $1.0 million or two percent of the other company’s consolidated gross revenues for that respective year.

In addition, in order to be independent for purposes of serving on the Audit Committee, a director may not:

•	accept any consulting, advisory or other compensatory fee from the Company or any subsidiary; and

•	be an “affiliated person,” as that term is used in Section 10A(m)(3)(B)(ii) of the Securities Exchange Act of 1934 (the “Exchange Act”), of the Company or any of its subsidiaries.

Finally, in order to be independent for purposes of serving on the Compensation Committee, a director may not:

•	be a current or former employee or former officer of the Company or an affiliate or receive any compensation from the Company other than for services as a director;

•	receive remuneration from the Company or an affiliate, either directly or indirectly, in any capacity other than as a “director,” as that term is defined in Section 162(m) of the Internal Revenue Code (“IRC”); and

•	have an interest in a transaction required under SEC rules to be described in the Company’s proxy statement.

These standards are consistent with the standards set forth in the NYSE rules, the IRC and the Exchange Act. In applying these standards, the Company takes into account the interpretations of, and the other guidance available from, the NYSE.

Based upon the foregoing standards, the Board of Directors has determined that all of its directors are independent in accordance with these standards except for Mr. Richenhagen and that none of the independent directors has any material relationship with the Company, other than as a director or stockholder of the Company. Messrs. Deml and Moll have, and Mr. Shaheen had, business relationships with the Company as described under the caption “Certain Relationships and Related Party Transactions.” The Board of Directors has determined that these relationships are not material for the following reasons:

•	The net sales of the Company to BayWa Corporation, for which Mr. Deml serves as the President and Chief Executive Officer, during the preceding three fiscal years of that company did not exceed, and are not likely to exceed in the current fiscal year of that company, the greater of $1.0 million or two percent of that company’s consolidated gross revenues;

•	The royalty payments received by the Company resulting from sales of equipment to the Company’s dealers by MTD Products, Inc., for which Mr. Moll serves as the Chairman of the Board and Chief Executive Officer, during the preceding three fiscal years of that company did not exceed, and are not likely to exceed in the current fiscal year of that company, the greater of $1.0 million or two percent of that company’s consolidated gross revenues; and

•	The payments by the Company to Caterpillar Inc., for which Mr. Shaheen served as one of the Group Presidents until his retirement from that position in February 2008, for license fees and purchased raw materials during the preceding three fiscal years of that company did not exceed, and are not likely to exceed in the current fiscal year of that company, the greater of $1.0 million or two percent of that company’s consolidated gross revenues.

The Board of Directors has adopted a policy that all directors on the Board of Directors are expected to attend Annual Meetings of the Company’s stockholders. All of the directors on the Board of Directors attended the Company’s previous Annual Meeting held in April 2007 except for Messrs. Gros and Moll.

Director Compensation

The following table provides information concerning the compensation of the members of the Company’s Board of Directors for the most recently completed fiscal year. Effective December 5, 2007, each non-employee director receives an annual base retainer of $40,000 plus $75,000 in restricted shares of the Company’s Common Stock for Board service as well as $5,000 for each committee on which he serves. (Previously each director instead had received $25,000 in restricted shares of the Company’s Common Stock.) Each director also receives an additional fee of $2,000 for each Board meeting attended and $1,000 for each committee meeting attended (or $500 if the committee meeting is held via teleconference). Committee chairmen receive an additional annual retainer of $10,000 (or $15,000 for the chairman of the Audit Committee) and an additional fee of $1,500 for each committee meeting attended (or $1,000 if the committee meeting is held via teleconference). Mr. Johanneson, who is the Lead Director, also receives an additional $25,000 Lead Director’s fee. The Company does not have any consulting arrangements with any of its directors.

2007 DIRECTOR COMPENSATION

	Fees Earned or		All Other
	Paid in Cash	Stock Awards(1)	Compensation	Total
Name	($)	($)	($)	($)

P. George Benson	87,500	25,000	—	112,500
W. Wayne Booker(2)	73,500	25,000	—	98,500
Herman Cain	76,000	25,000	—	101,000
Wolfgang Deml	74,000	25,000	—	99,000
Francisco R. Gros	66,500	25,000	—	91,500
Gerald B. Johanneson (Lead Director)	113,100	25,000	—	138,100
Curtis E. Moll	71,000	25,000	—	96,000
David E. Momot	76,500	25,000	—	101,500
Gerald L. Shaheen	92,000	25,000	—	117,000
Hendrikus Visser	77,333	25,000	—	102,333

	$807,433	$250,000	$—	$1,057,433

(1)	These shares are restricted as to transferability for a period of three years following the award. In the event a director departs from the Board, the non-transferability period expires immediately. The 2007 annual grant occurred on January 2, 2007. Beginning in 2008 the annual grants will occur on the date of the Company’s annual stockholders’ meeting. The total grant on January 2, 2007 equated to 8,080 shares, or 808 shares per director. After shares were withheld for income tax purposes, each director received the following shares: Mr. Johanneson — 525 shares; Mr. Benson — 485 shares; Mr. Cain — 808 shares; Mr. Deml — 485 shares; Mr. Gros — 565 shares; Mr. Moll — 808 shares; Mr. Momot — 808 shares; Mr. Shaheen — 489 shares; Mr. Visser — 565 shares; and Mr. Booker — 808 shares. Aggregate shares held by each director as of December 31, 2007 were as follows: Mr. Benson — 1,315 shares; Mr. Cain — 1,858 shares; Mr. Deml — 7,885 shares; Mr. Gros — 565 shares; Mr. Johanneson — 11,207 shares; Mr. Moll — 6,538 shares; Mr. Momot — 18,858 shares; Mr. Shaheen — 1,124 shares; and Mr. Visser — 4,595 shares. At the time of Mr. Booker’s death, he held 1,858 restricted shares of the Company’s Common Stock. In order to facilitate the settlement of Mr. Booker’s estate, the Compensation Committee of the Board approved the lifting of those restrictions.

(2)	Mr. Booker passed away in October 2007.

Committees of the Board of Directors

The Board of Directors has delegated certain functions to the following standing committees of the Board:

The Executive Committee is authorized, between meetings of the Board, to perform all of the functions of the Board of Directors except as limited by the General Corporation Law of the State of Delaware or by the Company’s Certificate of Incorporation or By-Laws. The Executive Committee held no meetings in 2007 and currently is comprised of Messrs. Benson, Johanneson, Richenhagen (Chairman) and Shaheen.

The Audit Committee assists the Board of Directors in its oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s internal audit function and independent registered public accounting firm. The Committee’s functions also include reviewing the Company’s internal accounting and financial controls, considering other matters relating to the financial reporting process and safeguarding the Company’s assets, and producing an annual report of the Audit Committee for inclusion in the Company’s annual proxy statement. The Audit Committee has a written charter to govern its operations. The Audit Committee held eight meetings in 2007 and currently is comprised of Messrs. Benson, Gros, Minnich (Chairman), Moll, Momot and Visser. The Board of Directors has determined that Mr. Minnich is an “audit committee financial expert,” as that term is defined under regulations of the SEC. All of the members of the Audit Committee are independent in accordance with the NYSE and SEC rules governing audit committee member independence. The report of the Audit Committee for 2007 is set forth under the caption “Audit Committee Report.”

The Compensation Committee is charged with executing the Board of Directors’ overall responsibility for matters related to Chief Executive Officer and other executive compensation, including assisting the Board of Directors in administering the Company’s compensation programs and producing an annual report of the Compensation Committee on executive compensation for inclusion in the Company’s annual proxy statement. The Compensation Committee has a written charter to govern its operations. The Compensation Committee held nine meetings in 2007 and currently is comprised of Messrs. Cain, Minnich, Moll, Momot and Shaheen (Chairman). All of the members of the Compensation Committee are independent in accordance with the NYSE, SEC and IRC rules governing compensation committee member independence. The Compensation Committee has retained Watson Wyatt Worldwide to advise it on current trends and best practices in compensation. The report of the Compensation Committee for 2007 is set forth under the caption “Compensation Committee Report.”

The Governance Committee assists the Board of Directors in fulfilling its responsibilities to stockholders by identifying and screening individuals qualified to become directors of the Company, consistent with independence, diversity and other criteria approved by the Board of Directors, recommending candidates to the Board of Directors for all directorships and for service on the committees of the Board, developing and recommending to the Board of Directors a set of corporate governance principles and guidelines applicable to the Company, and overseeing the evaluation of the Board of Directors and the Company’s management. The Governance Committee has a written charter to govern its operations. The Governance Committee held six meetings in 2007 and currently is comprised of Messrs. Benson (Chairman), Deml, Gros, Johanneson and Visser. All of the members of the Governance Committee are independent in accordance with the NYSE rules governing nominating/corporate governance committee member independence.

With respect to the committee’s evaluation of nominee candidates, the committee has no formal requirements or minimum standards for the individuals that are nominated. Rather, the committee considers each candidate on his or her own merits. However, in evaluating candidates, there are a number of factors that the committee generally views as relevant and is likely to consider, including:

•	career experience, particularly experience that is germane to the Company’s business, such as agricultural products and services, legal, human resources, finance and marketing experience;

•	experience in serving on other boards of directors or in the senior management of companies that have faced issues generally of the level of sophistication that the Company faces;

•	contribution to diversity of the Board of Directors;

•	integrity and reputation;

•	whether the candidate has the characteristics of an independent director;

•	academic credentials;

•	other obligations and time commitments and the ability to attend meetings in person; and

•	current membership on the Company’s board — our board values continuity (but not entrenchment).

The committee does not assign a particular weight to these individual factors. Similarly, the committee does not expect to see all (or even more than a few) of these factors in any individual candidate. Rather, the committee looks for a mix of factors that, when considered along with the experience and credentials of the other candidates and existing directors, will provide stockholders with a diverse and experienced Board of Directors. With respect to the identification of nominee candidates, the committee has not developed a formalized process. Instead, its members and the Company’s senior management generally recommend candidates whom they are aware of personally or by reputation. The Company historically has not utilized a recruiting firm to assist in the process but recently has retained a nationally recognized recruiting firm to help identify potential candidates.

The Governance Committee welcomes recommendations for nominations from the Company’s stockholders and evaluates stockholder nominees in the same manner that it evaluates a candidate recommended by other means. In order to make a recommendation, the committee asks that a stockholder send the committee:

•	a resume for the candidate detailing the candidate’s work experience and academic credentials;

•	written confirmation from the candidate that he or she (1) would like to be considered as a candidate and would serve if nominated and elected, (2) consents to the disclosure of his or her name, (3) has read the Company’s Code of Ethics and that during the prior three years has not engaged in any conduct that, had he or she been a director, would have violated the Code or required a waiver, (4) is, or is not, “independent” as that term is defined in the committee’s charter, and (5) has no plans to change or influence the control of the Company;

•	the name of the recommending stockholder as it appears in the Company’s books, the number of shares of Common Stock that are owned by the stockholder and written confirmation that the stockholder consents to the disclosure of his or her name. (If the recommending person is not a stockholder of record, he or she should provide proof of share ownership);

•	personal and professional references for the candidate, including contact information; and

•	any other information relating to the candidate required to be disclosed in solicitations of proxies for election of directors, or as otherwise required, in each case pursuant to Regulation 14A of the Exchange Act.

The foregoing information should be sent in accordance with the advance notice provisions of the Company’s By-Laws to the Governance Committee, c/o Stephen Lupton, Corporate Secretary, AGCO Corporation, 4205 River Green Parkway, Duluth, Georgia 30096, who will forward it to the chairperson of the committee. The advance notice provisions of the Company’s By-Laws provide that for a proposal to be properly brought before a meeting by a stockholder, such stockholder must have given the Company notice of such proposal in written form meeting the requirements of the Company’s By-Laws no later than 60 days and no earlier than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. The committee does not necessarily respond directly to a submitting stockholder regarding recommendations.

The Succession Planning Committee’s function is to ensure a continued source of capable, experienced managers is present to support the Company’s future success. The Succession Planning Committee meets regularly with senior members of management in an effort to assist executive management in their plans for senior management succession, to review the backgrounds and experience of senior management, and to assist in the creation of tailored individual personal and professional development plans. The Succession Planning Committee has a written charter to govern its operations. The Succession Planning Committee held six meetings in 2007 and currently is comprised of Messrs. Cain, Deml, Johanneson (Chairman), Richenhagen and Shaheen.

During fiscal 2007, each director attended at least 75% of the aggregate number of meetings of the Board and respective committees on which he served while a member thereof, with the exception of Mr. Gros who attended only 70% of the meetings due to scheduling conflicts.

We provide various corporate governance and other information on the Company’s website at www.agcocorp.com. This information, which is also available in printed form to any stockholder of the Company upon request to the Corporate Secretary, includes the following:

•	our corporate governance guidelines and charters for the Audit, Compensation, Governance and Succession Planning Committees of the Board of Directors, which are available in the “Corporate Governance” section of our website’s “Investors & Media” section; and

•	the Company’s Code of Ethics, which is available under the heading “Code of Ethics” in the “Corporate Governance” section of our website’s “Investors & Media” section.

In addition, should there be any waivers of the Company’s Code of Ethics, those waivers will be available in the “Office of Ethics and Compliance” section of our website.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2007, Messrs. Cain, Momot, Shaheen (Chairman) and, until he became deceased in October 2007, Booker served as members of the Compensation Committee. No member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries during fiscal 2007. Mr. Shaheen had a business relationship with the Company during fiscal 2007 as described under the caption “Certain Relationships and Related Party Transactions.”

PROPOSAL NUMBER 2

APPROVAL OF AGCO CORPORATION MANAGEMENT INCENTIVE PLAN

The Company’s Board of Directors is submitting a proposal for consideration by the stockholders to approve the AGCO Corporation Management Incentive Plan (the “2008 IC Plan”), which amends and restates the Company’s prior Management Incentive Compensation Plan (the “IC Plan”). The 2008 IC Plan is designed to facilitate alignment of management with corporate objectives and stockholder interests in order to achieve outstanding performance and to meet specific AGCO financial goals. Under the 2008 IC Plan, an executive officer’s annual incentive bonus is determined based on performance compared to pre-established corporate and, in some cases, individual performance goals. For executive officers with a personal goal component of their bonus award, the goals are established primarily for operational performance and other objectives based on the executive officer’s specific responsibilities. Graduated award payments are made if a minimum of 80% of the goal is met, increasing to the maximum payout when 120% of the goal is met. If minimum targets are not reached, no payouts are provided. Incentive compensation opportunities are expressed as a percentage of the executive officer’s gross base salary. Depending upon what percentage of the goals are met (beginning at 80%), the payout level will range between 40% (or less) and 150% of the target bonus for the individual. The corporate objectives are set at the beginning of each fiscal year and approved by the Compensation Committee. For further details regarding the IC Plan, please refer to “Compensation Discussion and Analysis” below. The primary changes between the 2008 IC Plan and the IC Plan are that the 2008 IC Plan is intended to meet the requirements of Section 162(m) of the IRC, which are discussed below, and that the 2008 IC Plan generally increases the maximum payout amounts that can be received, provides greater flexibility with respect to the selection of goals and the adjustment of those goals to exclude restructuring and certain other infrequent items, and contains greater specificity with respect to the operation and management of the Plan.

If approved by stockholders, the 2008 IC Plan will continue an essential component of our total cash compensation program, reflecting the importance that we place on motivating and rewarding superior results with annual, performance-based incentives.

A general description of the principal terms of the 2008 IC Plan as proposed is set forth below. This description is qualified in its entirety by the terms of the 2008 IC Plan, a copy of which is attached to this Proxy Statement as Appendix A and is incorporated herein by reference.

General Description

Purpose.  The primary purpose of the 2008 IC Plan is to facilitate alignment of management with corporate objectives and stockholder interests in order to achieve outstanding performance and to meet specific AGCO financial goals.

Administration.  The 2008 IC Plan will be administered by the Compensation Committee, which will determine the criteria used to evaluate performance and the amount of the awards and payments to be made under the Plan, as well as the status and rights of any participant to payments thereunder. The Compensation Committee shall approve annual written objective performance goals reflecting corporate performance no later than 90 days after the commencement of the fiscal year to which such goals relate (or such earlier or later date as is permitted or required by Section 162(m) of the IRC). The 2008 IC Plan will be funded as part of our annual budgeting process.

Eligibility and Award Opportunity.  Participation in the 2008 IC Plan is limited to key full-time personnel of the Company and its subsidiaries selected by management who have demonstrated the ability to materially impact the financial success of the Company and have an acceptable performance review or rating, which, for fiscal year 2008 is anticipated to include approximately 404 individuals. Target incentive awards are set from time to time by the Compensation Committee as a percentage of a participant’s gross base salary for the year for which the award is to be made. The initial target award levels for the following personnel are:

•	Chief Executive Officer: 130%

•	Chief Financial Officer: 100%

•	General Managers: 70%

•	Senior Vice Presidents: 50%

•	Other Participants: not more than 40%

The following table indicates the potential payout levels related to corporate and personal objectives for fiscal year 2007 for the categories of individuals listed as if the 2008 IC Plan had been in effect for such fiscal year.

NEW PLAN BENEFITS

2008 IC Plan

Estimated Target
Payouts
Name and Position	($)

Martin Richenhagen, Chairman, President and Chief Executive Officer	1,305,220
Andrew H. Beck, Senior Vice President — Chief Financial Officer	353,002
Gary L. Collar, Senior Vice President and General Manager, EAME and EAPAC	190,261
Stephen D. Lupton, Senior Vice President — Corporate Development and General Counsel	178,500
Hubertus M. Muehlhaeuser, Senior Vice President — Strategy & Integration and Information Technology; General Manager, Engines	201,782
Executive Group	3,406,271
Non-Executive Director Group	—
Non-Executive Officer Employee Group	12,640,113

Performance Criteria and Payment of Awards.  Awards under the 2008 IC Plan may be based upon corporate, regional/functional or personal goals. Performance measures may vary and will depend upon the participant’s position with the Company. The initial performance measures set for corporate objectives are earnings per share, free cash flow and customer satisfaction, though the Plan enumerates other measures for the Compensation Committee to select from in benchmarking future performance. The performance measures are then weighted depending upon the participant’s position. The committee has the authority to make adjustments to the performance measures under the 2008 IC Plan to exclude restructuring and certain other infrequent items. If the Company achieves the specified plan trigger (unless waived by the Compensation Committee for participants other than “covered employees,” as discussed below), payments of target incentive awards are determined for each incentive category or measure based on the Company’s year-end financial or other results and will vary based on performance from 0% to 150% of the targeted bonus amount. Payments are to be made no later than March 15 of the following year pending availability of the financial results. Additionally, the Compensation Committee may authorize special awards for participants in lieu of performance-based awards or in addition to other awards.

Eligibility under Section 162(m).  Section 162(m) of the IRC limits the amount of deduction that a company may take on its U.S. federal tax return for compensation paid to any “covered employees” (generally, the individuals named in the “2007 Summary Compensation Table”). The limit is $1.0 million per covered employee per year, with certain exceptions. The deductibility limitation does not apply to “performance-based compensation.” The Company believes that certain awards under the 2008 IC Plan to covered employees will qualify as performance-based compensation, if stockholders approve the 2008 IC Plan and it otherwise is administered in compliance with Section 162(m). In order for some awards to be performance-based, they must be based upon performance measures. The 2008 IC Plan provides for several different types of performance measures: earnings per share and/or growth in earnings per share in relation to target objectives; operating or free cash flow and/or growth in operating or free cash flow in relation to target objectives; return on invested capital in relation to target objectives; revenue and/or growth in revenue in relation to target objectives; total stockholder return (measured as the total of the appreciation of and dividends declared on our Common Stock) in relation to target objectives; net income and/or growth in net income in relation to target objectives; return on stockholders’ equity in relation to target objectives; return on assets in relation to target objectives; return on common book equity in relation to target objectives; and customer satisfaction and/or improvement in customer satisfaction. Performance measures may be applied on a Company-wide, geographic or operating unit basis. The Compensation Committee may elect to exclude restructuring and certain other infrequent items from the calculations of the performance measures. The Compensation Committee may use measures other than these performance measures for employees who are not covered employees. In approving the Plan, stockholders will be approving these performance measures, which are contained in the Plan.

Termination and Amendment.  The 2008 IC Plan may be terminated or amended by the Compensation Committee at any time without stockholder approval, except that no termination or amendment by the committee may materially negatively impact awards that are outstanding as of the time of the termination or amendment unless required by law.

The Board of Directors recommends a vote FOR the approval of the AGCO Corporation
Management Incentive Plan.

PROPOSAL NUMBER 3

RATIFICATION OF COMPANY’S INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR 2008

The Company’s independent registered public accounting firm is appointed annually by the Audit Committee. The Audit Committee examines a number of factors when selecting a firm, including the qualifications, independence and quality controls of the firms considered. The decision also takes into account the proposed audit scope, staffing considerations and estimated audit fees for the upcoming fiscal year. The Audit Committee has appointed KPMG LLP as the Company’s independent registered public accounting firm for 2008. KPMG LLP served as the Company’s independent registered public accounting firm for 2007 and is considered by management to be well-qualified.

In view of the difficulty and expense involved in changing auditors on short notice, should the stockholders not ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2008 under this proposal, it is contemplated that the appointment of KPMG LLP for the 2008 fiscal year will be permitted to stand unless the Board of Directors finds other compelling reasons for making a change. Disapproval by the stockholders will be considered a recommendation that the Board of Directors select other auditors for the following year.

Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement, if they desire, and to respond to appropriate questions.

The Board of Directors recommends a vote FOR the approval of the ratification of the Company’s independent registered public accounting firm for 2008.

OTHER BUSINESS

The Board of Directors does not know of any matters to be presented for action at the Annual Meeting other than the election of directors, the approval of the AGCO Corporation Management Incentive Plan and the ratification of the Company’s independent registered public accounting firm for 2008. If any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy card intend to vote thereon in accordance with their best judgment.

PRINCIPAL HOLDERS OF COMMON STOCK

The following table sets forth certain information as of March 14, 2008 regarding persons or groups known to the Company who are, or may be deemed to be, the beneficial owner of more than five percent of the Company’s Common Stock. This information is based upon SEC filings by the entity listed below, and the percentage given is based on 91,717,150 shares outstanding.

	Shares of	Percent
	Common	of
Name and Address of Beneficial Owner	Stock	Class

FMR LLC	11,701,667	12.76%
82 Devonshire Street Boston, Massachusetts 02109
Goldman Sachs Asset Management, L.P.	7,413,132	8.08%
32 Old Slip New York, New York 10005
Tradewinds Global Investors, LLC	5,875,814	6.41%
c/o Nuveen Investments 333 West Wacker Drive Chicago, Illinois 60606
Snow Capital Management, L.P.	5,255,682	5.73%
2100 Georgetowne Drive, Suite 400 Sewickley, Pennsylvania 15143

The following table sets forth information regarding beneficial ownership of the Company’s Common Stock by the Company’s directors, the Chief Executive Officer of the Company, the Chief Financial Officer of the Company, the other named executive officers and all executive officers and directors as a group, all as of March 14, 2008. Each such individual has sole voting and investment power with respect to the shares set forth in the table.

		Shares That
		May be
	Shares of	Acquired
	Common	Within 60	Percent of
Name of Beneficial Owner	Stock(1)(2)	Days	Class

P. George Benson	1,315			*
Herman Cain	1,858			*
Wolfgang Deml	7,885			*
Francisco R. Gros	565			*
Gerald B. Johanneson	11,207			*
George E. Minnich	—
Curtis E. Moll	6,358			*
David E. Momot	18,858			*
Gerald L. Shaheen	1,124			*
Hendrikus Visser	4,595			*
Andrew H. Beck	32,846	9,375		*
Gary L. Collar	4,187	9,375		*
Stephen D. Lupton	—	3,750
Hubertus M. Muehlhaeuser	5,519	5,625		*
Martin Richenhagen	88,204	25,000		*
All executive officers and directors as a group (21 persons)	207,312	73,125		*

*	Less than one percent.

(1)	Includes the restricted shares of the Company’s Common Stock earned under the Company’s previous long-term incentive plan by all executive officers as a group — 599. This also includes a grant to Mr. Richenhagen of

3,500 shares of the Company’s Common Stock for his appointment as President and Chief Executive Officer of the Company, which shares become unrestricted in three equal installments commencing July 2007. As of March 14, 2008, 2,333 of those shares remain restricted. In addition, Mr. Richenhagen’s December 2007 retention-based restricted stock award grant of 28,839 shares of the Company’s Common Stock are included in the amounts above, which shares vest and become unrestricted over a five-year period at the rate of 0% at the end of the first two years, 25% at the end of the third year, 25% at the end of the fourth year and 50% at the end of the fifth year. Mr. Richenhagen was issued the 28,839 shares; however, he will forfeit the shares if he does not remain employed at the end of each vesting period.

(2)	Includes the following numbers of restricted shares of the Company’s Common Stock earned under the Company’s Non-Employee Director Stock Incentive Plan, which was terminated in December 2005, and/or as a result of restricted stock grants under the Company’s current long-term incentive plan (approved by the Company’s stockholders in April 2006) by the following individuals: Mr. Benson — 1,115; Mr. Cain — 1,858; Mr. Deml — 3,019; Mr. Gros — 565; Mr. Johanneson — 1,207; Mr. Minnich — 0; Mr. Moll — 1,858; Mr. Momot — 4,358; Mr. Shaheen — 1,124; Mr. Visser — 1,300; all directors as a group — 16,404.

EXECUTIVE COMPENSATION

Executive Officers

The following table sets forth information as of March 14, 2008 with respect to each person who is an executive officer of the Company.

Name	Age	Positions

Martin Richenhagen	55	Chairman, President and Chief Executive Officer
Garry L. Ball	60	Senior Vice President — Engineering
Andrew H. Beck	44	Senior Vice President — Chief Financial Officer
Norman L. Boyd	64	Senior Vice President — Human Resources
David L. Caplan	60	Senior Vice President — Materials Management, Worldwide
André M. Carioba	57	Senior Vice President and General Manager, South America
Gary L. Collar	51	Senior Vice President and General Manager, EAME and EAPAC
Robert B. Crain	48	Senior Vice President and General Manager, North America
Randall G. Hoffman	56	Senior Vice President — Global Sales and Marketing
Stephen D. Lupton	63	Senior Vice President — Corporate Development and General Counsel
Hubertus M. Muehlhaeuser	38	Senior Vice President — Strategy & Integration and Information Technology; General Manager, Engines

Martin Richenhagen has been Chairman of the Board of Directors since August 2006 and has served as President and Chief Executive Officer since July 2004. Mr. Richenhagen is currently a Board member for Nsoro, LLC, a global supplier and designer of technology solutions to commercial and government verticals, as well as a member of the Board, Audit and Technology & Environment Committees for PPG Industries, Inc., a leading coatings and specialty products and services company. From 2003 to 2004, Mr. Richenhagen was Executive Vice President of Forbo International SA, a flooring material business based in Switzerland. From 1998 to 2002, Mr. Richenhagen was Group President of Claas KgaA mbH, a global farm equipment manufacturer and distributor. From 1995 to 1998, Mr. Richenhagen was Senior Executive Vice President for Schindler Deutschland Holdings GmbH, a worldwide manufacturer and distributor of elevators and escalators.

Garry L. Ball has been Senior Vice President — Engineering since June 2002. Mr. Ball was Senior Vice President — Engineering and Product Development from 2001 to 2002. From 2000 to 2001, Mr. Ball was Vice President of Engineering at CapacityWeb.com. From 1999 to 2000, Mr. Ball was Vice President of Construction Equipment New Product Development at Case New Holland (“CNH”) Global N.V. Prior to that, he held several key positions including Vice President of Engineering Agricultural Tractor for New Holland N.V., Europe, and Chief Engineer for Tractors at Ford New Holland.

Andrew H. Beck has been Senior Vice President — Chief Financial Officer since June 2002. Mr. Beck was Vice President, Chief Accounting Officer from January 2002 to June 2002, Vice President and Controller from 2000 to 2002, Corporate Controller from 1996 to 2000, Assistant Treasurer from 1995 to 1996 and Controller, International Operations from 1994 to 1995.

Norman L. Boyd has been Senior Vice President — Human Resources since June 2002. Mr. Boyd was Senior Vice President — Corporate Development for the Company from 1998 to 2002, Vice President of Europe/Africa/Middle East Distribution from 1997 to 1998, Vice President of Marketing, Americas from 1995 to 1997 and Manager of Dealer Operations from 1993 to 1995.

David L. Caplan has been Senior Vice President — Materials Management, Worldwide since October 2003. Mr. Caplan was Senior Director of Purchasing of PACCAR Inc. from 2002 to 2003 and was Director of Operation Support with Kenworth Truck Company from 1997 to 2002.

André M. Carioba has been Senior Vice President and General Manager, South America since July 2006. Mr. Carioba held several positions with BMW Group and its subsidiaries worldwide, including President and Chief Executive Officer of BMW Brazil Ltda., from 2000 to 2005, Director of Purchasing and Logistics of BMW Brazil

Ltda., from 1998 to 2000, and Senior Manager for International Purchasing Projects of BMW AG in Germany from 1995 to 1998.

Gary L. Collar has been Senior Vice President and General Manager, EAME and EAPAC since January 2004. Mr. Collar was Vice President, Worldwide Market Development for the Challenger Division from 2002 until 2004. Between 1994 and 2002, Mr. Collar held various senior executive positions with ZF Friedrichshaven A.G., including Vice President Business Development, North America, from 2001 until 2002, and President and Chief Executive Officer of ZF-Unisia Autoparts, Inc., from 1994 until 2001.

Robert B. Crain has been Senior Vice President and General Manager, North America since January 2006. Mr. Crain held several positions with CNH Global N.V. and its predecessors, including Vice President of New Holland’s North America Agricultural Business from 2004 to 2005, Vice President of CNH Marketing North America Agricultural business from 2003 to 2004 and Vice President and General Manager of Worldwide Operations for the Crop Harvesting Division of CNH Global N.V., from 1999 to 2002.

Randall G. Hoffman has been Senior Vice President — Global Sales and Marketing since November 2005. Mr. Hoffman was the Senior Vice President and General Manager, Challenger Division Worldwide, from 2004 to 2005, Vice President and General Manager, Worldwide Challenger Division, from 2002 to 2004, Vice President of Sales and Marketing, North America, from November 2001 to 2002, Vice President, Marketing North America, from April 2001 to November 2001, Vice President of Dealer Operations, from June 2000 to April 2001, Director, Distribution Development, North America, from April 2000 to June 2000, Manager, Distribution Development, North America, from 1998 to April 2000, and General Marketing Manager, from 1995 to 1998.

Stephen D. Lupton has been Senior Vice President — Corporate Development and General Counsel since June 2002. Mr. Lupton was Senior Vice President, General Counsel for the Company from 1999 to 2002, Vice President of Legal Services, International from 1995 to 1999, and Director of Legal Services, International from 1994 to 1995. Mr. Lupton was Director of Legal Services of Massey Ferguson from 1990 to 1994.

Hubertus M. Muehlhaeuser has been Senior Vice President — Strategy & Integration and Information Technology; General Manager, Engines since September 2005 (Information Technology responsibility was assumed in 2006 and General Manager, Engines responsibility was assumed in 2007). Previously, he spent over ten years with Arthur D. Little, Ltd., an international management-consulting firm, where he was made a partner in 1999. From 2000 to 2005, he led that firm’s Global Strategy and Organization Practice as a member of the firm’s global management team, and was the firm’s managing director of Switzerland from 2001 to 2005.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Compensation Discussion and Analysis describes the compensation programs provided to our named executive officers (“NEOs”). This discussion should be read in conjunction with the tables and related narratives that follow. Our NEOs for 2007 include:

•	Andrew H. Beck, Senior Vice President — Chief Financial Officer

•	Gary L. Collar, Senior Vice President and General Manager, EAME and EAPAC

•	Stephen D. Lupton, Senior Vice President — Corporate Development and General Counsel

•	Hubertus M. Muehlhaeuser, Senior Vice President — Strategy & Integration and Information Technology; General Manager, Engines

•	Martin Richenhagen, Chairman, President and Chief Executive Officer

Compensation Philosophy and Governance

AGCO’s compensation philosophy was updated and approved by the Compensation Committee (the “Committee”) of the Board of Directors in January 2008. The philosophy is intended to articulate the Company’s principles and strategy for total compensation and specific pay program elements. It is closely aligned with business strategy and reflects performance attributes and, as such, ties executives’ interests to those of stockholders and employees.

It is AGCO’s practice to compensate executive officers through a combination of cash and equity compensation, retirement programs and other benefits. Our primary objectives are to provide compensation programs that:

•	Align with stockholder interests

•	Reward performance

•	Attract and retain quality management

•	Encourage executive stock ownership

•	Are competitive with companies of similar revenue size and industry

•	Are consistent among our locations worldwide

We believe that as an executive’s responsibilities increase, so should the portion of his or her total pay comprised of annual incentive cash bonuses and long-term incentive compensation. Executive pay at AGCO is intended to be market competitive, but also performance-based, and structured so that it addresses retention, recruitment, market scarcity and other business concerns. Awards under compensation programs are set to generally approximate the median level of market competitiveness as compared to other companies of similar revenue size, industry and complexity. We also consider geographic market differences when setting the value and mix of our compensation for foreign executives. Payouts earned under incentive awards are designed to vary with our performance with increased payouts awarded for above-target performance and lower or no payouts awarded for below-target performance.

When establishing compensation and performance criteria, we set goals that we believe reflect key areas of performance that support our long-term success. We consider factors such as our current performance compared to industry peers, desired levels of performance improvement, and industry trends and conditions when determining performance expectations within our compensation plans.

The Committee approves all compensation for executive officers, including the structure and design of the compensation programs. Since 2005, we have engaged Watson Wyatt Worldwide, an internationally recognized human resources consulting firm, to advise management and the Committee with respect to our compensation programs and to perform various related studies and projects, including market analysis and compensation program design. The Committee retains the consulting firm to provide independent advice and on-going recommendations regarding executive compensation.

Competitive Analyses

We perform competitive analyses with respect to cash compensation, long-term equity incentives and executive retirement programs. These analyses are conducted regularly and, in 2007, included a comparison to nationally recognized compensation databases, as well as a comparison to a peer group of other industrial companies. These competitive analyses provide us with information regarding ranges and median compensation levels, as well as the types of compensation arrangements in use at other companies. The analyses are used to review, monitor and establish appropriate and competitive compensation programs, determine the appropriate mix of compensation between programs and establish the specific compensation levels for our executives. In most cases, our goal is to maintain our compensation levels at the median of our established peer group.

The peer group was selected based on similarities of industry, revenues, number of employees, market capitalization and international scope of operations and was chosen by the Company’s management and approved by the Committee. In 2007, the peer group consisted of the following 17 companies — Briggs and Stratton, Harsco Corporation, Oshkosh Truck Corporation, Lennox International, Timken Company, Cooper Industries, SPX Corporation, Dover Corporation, Danaher Corporation, Black and Decker Corporation, Parker-Hannifin Corporation, Cummins Inc., Trane Inc. (formerly known as American Standard Companies, Inc.), Standard Works,

Pentair Inc., Precision Castparts Corporation and Trinity Industries Inc. The Committee regularly reviews the composition of the peer group and updates the companies as needed.

In 2007, we performed a review which examined the competitiveness of our NEOs’ total compensation. The analysis reviewed the dollar value of the compensation, as well as the mix of compensation between base salary, annual cash incentive bonus and long-term incentive (“LTI”) pay. In general, for both the Chief Executive Officer and most other executive officer positions, we concluded that our salaries, annual cash incentive bonuses and LTI opportunities had slightly different levels of competitiveness compared to the market median, but in all cases we determined that the total compensation rendered was reasonable.

Components of Total Compensation

AGCO’s compensation philosophy defines total compensation to consist of:

•	Base Salary

•	Annual Cash Incentive Bonuses

•	Long-term Incentives

•	Benefits and Certain Perquisites

For an NEO, the variable or incentive pay (both annual and LTI) opportunity represents a large portion of the mix, or at least 60% of total compensation. Benefits represent a much smaller portion of the mix for each NEO when compared to base salary and incentive pay. The components of compensation are described below.

Base Salary

Base salary establishes the foundation of total compensation and supports the attraction and retention of qualified staff. The base salary for executives is reviewed and approved by the Committee annually for executive officers. In addition, base salaries may be changed as a result of a new appointment or a change in responsibility for an executive. Base salaries are designed to provide competitive levels of compensation to executives based on their experience, scope of responsibilities and performance. Base salaries also serve as the basis for our determining annual and long-term target incentive opportunities.

In 2007, the Committee approved salary increases for executive officers ranging from 0% to 18%, with an average increase of approximately 7.7%. Martin Richenhagen, our Chief Executive Officer, last received an increase in October 2006 when his base salary was increased to $1,004,000. His base salary remained the same for 2007.

Annual Cash Incentive Bonuses

The IC Plan is intended to facilitate alignment of management with corporate objectives and stockholder interests in order to achieve outstanding performance and to meet specific AGCO financial goals. We believe the annual incentive portion of an executive officer’s total cash compensation should be a substantial component of total compensation. Further, incentive compensation must be based on AGCO’s performance, as well as the contribution of executive officers through the leadership of their respective functional or regional areas.

As a result, an executive officer’s annual cash incentive bonus is determined based on performance compared to pre-established corporate and, in some cases, individual performance goals. For executive officers with a personal goal component of their bonus award, the goals are established primarily for operational performance and other objectives based on the executive officer’s specific responsibilities. Incentive compensation opportunities are expressed as a percentage of the executive officer’s gross base salary. The annual award opportunity for Mr. Richenhagen and the other NEOs in 2007 are shown in the chart below:

	Minimum		Maximum	Measured as a
	Award	Target Award	Award (as a	percentage of
	(as a percentage	(as a percentage	percentage of	Corporate	Personal
Name	of base salary)	of base salary)	base salary)	Goals	Goals

Mr. Beck	41%	100%	130%	100%	0%
Mr. Collar	28.7%	70%	91%	60%	40%
Mr. Lupton	20.5%	50%	65%	60%	40%
Mr. Muehlhaeuser	20.5%	50%	65%	60%	40%
Mr. Richenhagen	53%	130%	195%	100%	0%

Mr. Richenhagen’s annual incentive compensation for 2007 is deductible under Section 162(m) of the IRC.

In December 2007, the Committee approved the 2008 IC Plan, which makes several changes to the IC Plan to make it more contemporary with industry standards and to better align it with internal management practices. The primary changes between the 2008 IC Plan and the IC Plan are that the 2008 IC Plan:

•	is intended to meet the requirements of Section 162(m) of the IRC

•	generally increases the maximum payout amounts that can be received

•	provides greater flexibility with respect to the selection of goals and the adjustment of those goals to exclude restructuring and certain other infrequent items

•	contains greater specificity with respect to the operation and management of the Plan

If minimum targets are not reached, no payments are provided under the Plan. Under the 2008 IC Plan, graduated award payments are made if a minimum of 80% of the goal is met increasing to the maximum payout when 120% of the goal is met. The corporate objectives are set at the beginning of each year and approved by the Committee. For the year ended December 31, 2007, the corporate objectives were based on targets for adjusted earnings per share (“EPS”), free cash flow (“FCF”) and customer satisfaction (“CS”). The definitions of these measures and weighting are as follows:

•	EPS: Diluted and adjusted to exclude restructuring and certain other infrequent items (50% weight)

•	FCF: Cash flow from operations less capital expenditures. This measure excludes cash flows from changes in accounts receivables securitizations (40% weight)

•	CS: Overall customer satisfaction index, which measures after-sales service, sales experience and product quality expressed as a percentage (10% weight)

For 2007, the Committee determined that we achieved approximately 127% of the corporate targets under the IC Plan. When compared to the actual results for 2007, we earned the maximum payout for EPS and FCF. For EPS, the target goal was $1.30, and we actually achieved 194% of the goal. For FCF, the target goal was $124,765,000, and we actually achieved 290% of the goal. For CS, the target goal for 2007 was 85.5%, and, when compared to the actual results for 2007, we earned 99% of the target payout.

We consider specific performance goals under the 2008 IC Plan to be confidential. We believe if AGCO performs as projected in 2008, and if each executive officer achieves what we consider reasonable personal goals, the executive officers should earn their target bonuses.

In addition, special incentive awards can be made based on extraordinary and unusual achievement as determined by the Committee. Such awards are subject to approval of the Board of Directors. No such awards were granted by the Committee in 2007.

Long-term Incentives

The AGCO long-term incentive plan (the “2006 LTI Plan”) provides performance- and retention-based equity opportunities to our NEOs. LTI represents a significant component of total compensation and weighs heavily in our overall pay mix for executives. The overarching principles of the 2006 LTI Plan are:

•	LTI is performance-based and is intended to engage executives in achieving longer-term goals and to make decisions in the best interests of stockholders

•	Target award opportunities are generally competitive with median levels of other companies of similar size, industry and complexity

•	Realizable gains are intended to vary with Company performance and stock price growth

•	Performance goals are aligned with stockholder interests and support the long-term success of AGCO

The current LTI opportunity under the 2006 LTI Plan for executives is comprised of two vehicles: a performance share plan (“PSP”), which is projected to comprise approximately 75% of an executive’s target LTI award, and a grant of stock-settled stock appreciation rights (“SSARs”), which is projected to comprise approximately 25% of the executive’s LTI target award.

The PSP and the SSARs are summarized below:

•	PSP— Award opportunities are denominated in shares of our Common Stock and are earned on the basis of our performance versus pre-established goals.

•	SSARs — Similar to a stock option, SSARs are awards that provide the participant with the right to receive share appreciation over the grant price, payable in whole shares of our Common Stock, at any time after the grant is vested and within the specified term of the grant. The SSARs vest at a rate of 25% a year for four years, with a term of seven years.

For grants under the PSP, earned awards are based on achievement compared to two measures: cumulative earnings per share and average return on invested capital (“ROIC”) over a three-year performance period. These measures were chosen because we believe that they are meaningful measures of our performance and have a strong correlation to generating stockholder value over the long-term. We established three levels of performance for each measure: threshold, representing the minimum level of performance that warrants a payout; target, representing a level of performance where median target compensation levels are appropriate; and outstanding, representing a maximum realistic performance level where increased compensation levels are appropriate. The cumulative earnings per share and ROIC goals are linked within a performance award matrix which is used to determine the number of shares earned in various combinations of performance. The award opportunity levels are expressed as multiples of the executive’s “target” award opportunity.

The matrix of award opportunities is illustrated below:

		Cumulative Earnings
		Below
		Threshold	Threshold	Target	Outstanding
	Outstanding	100.0%	116.5%	150.0%	200.0%
Average	Target	50.0%	66.6%	100.0%	150.0%
ROIC	Threshold	16.5%	33.3%	66.6%	116.5%
	Below Threshold	0.0%	16.5%	50.0%	100.0%

As evident in the matrix above, the performance targets of cumulative earnings per share and average ROIC are given equal weighting in the determination of the number of shares earned. In addition, the matrix provides for an award of 33%, 100% and 200% of the target shares upon achieving the threshold, target or outstanding performance level for each goal, respectively. If the actual performance of the goal falls in between the established goals for threshold, target and outstanding performance, the associated payout factor will be calculated using a straight-line interpolation between the two goals. The Committee has the discretion to exclude restructuring and certain other infrequent items from the calculation of cumulative earnings per share or average ROIC in order to ensure the 2006 LTI Plan is equitable and executive decisions and actions are not inhibited by their projected impact on the Plan.

Our objective in sizing and setting the award opportunities for executives is to approximate the median level of market competitiveness within our peer group. PSP awards are structured at the “threshold” level of performance to approximate the market’s 25th percentile and at the “outstanding” level of performance to approximate the 75th percentile. For the SSAR awards, the number of shares granted is based on the expected value at the median level of market competitiveness.

In 2006, awards were granted under a one-, two- and three-year performance cycle (2006-2008) under the PSP. We granted the one- and two-year awards in 2006 in order to transition from our previous long-term incentive plan (the “LTIP”) to the new 2006 LTI Plan since each executive voluntarily forfeited outstanding unearned awards under the LTIP. Based on our performance in 2006, the one-year awards granted were not earned. Based on our performance for the two-year award covering 2006 — 2007, the Committee determined that we achieved approximately 86% of the corporate targets. For EPS, the target goal was $3.68, and we actually achieved 94% of the goal. For average ROIC, the target goal was 9.2%, and we actually achieved 78% of the goal.

We consider the performance targets for all other PSP awards to be confidential since these cycles are not complete or are just beginning. We believe if the Company performs as projected in 2008 — 2010, each executive officer should earn a target level award for that cycle.

In 2007, we established award opportunities for executives covering a new three-year PSP performance cycle (2007-2009), as well as a new grant of SSARs. To promote retention of executives and to recognize strong corporate performance, the 2007 awards were for the same number of three-year PSP shares and SSARs as was provided under the three-year 2006 performance cycle (2006-2008). New targets covering the three-year PSP performance period also were established for cumulative earnings per share and average ROIC. Although the number of PSP shares and SSARs are the same as in 2006, the expected value of the 2007 LTI is greater due to an increase year-over-year in the market value of our Common Stock. While the grants were consistent between 2006 and 2007, the Committee’s strategy is to evaluate regularly the size of award levels, having regard for market trends, the industry’s cyclicality and other volatility factors. For the 2008 cycle, the Committee approved new grants to executives which, in general, are for fewer shares than in 2007 due to the increase in the share price of our Common Stock.

The Committee approves all grants of stock-based compensation to the Chief Executive Officer and all other executive officers. The Chief Executive Officer, with the assistance of the Senior Vice President of Human Resources, assists the Committee with recommendations for award levels for all other executive officers. We did not grant any stock options under our 2001 Stock Option Plan or the 2006 LTI Plan to our U.S.-based NEOs in 2007 (and have not done so for several years), but SSARs were granted under the 2006 LTI Plan as previously discussed. Our policy is that both stock options and SSARs are awarded with exercise prices at or above the fair market value of our Common Stock on the date of grant.

Special Chief Executive Officer Retention Award

In December 2007, the Compensation Committee and the Board of Directors approved two retention-based restricted stock awards of $2,000,000 each for Mr. Richenhagen to be granted over a two-year period. The Committee in its deliberations approved this special award to recognize Mr. Richenhagen’s outstanding performance and to provide a significant retention incentive. The first of such retention-based awards was granted to Mr. Richenhagen on December 6, 2007, and totaled 28,839 shares, which will vest over a five-year period at the rate of 0% at the end of the first two years, 25% at the end of the third year, 25% at the end of the fourth year, and 50% at the end of the fifth year. The number of shares granted to Mr. Richenhagen under the first award was based on the share price of our Common Stock on December 6, 2007, which was $69.35 per share. The second retention-based award is expected to be granted to Mr. Richenhagen in December 2008 and will vest over a four-year period at the rate of 0% at the end of the first year, 25% at the end of the second year, 25% at the end of the third year, and 50% at the end of the fourth year. In order to benefit from the retention award, Mr. Richenhagen must remain employed by the Company in accordance with the vesting provisions or he will forfeit the restricted shares. Vesting generally will be subject to Mr. Richenhagen’s continued employment by the Company on the date of vesting, except under certain circumstances such as a change in control.

Share Ownership and Retention Guidelines

We believe that share ownership by directors and executives is an important method to emphasize the alignment of the interests of directors and executives with stockholders. Share ownership guidelines are in place for our non-executive directors and executive officers. For non-employee directors, the guideline is for each director to own no less than 4,000 shares of our Common Stock. For the Chief Executive Officer, the guideline ownership is no less than 40,000 shares of our Common Stock, and for all other executive officers, the guideline ownership is no less than 10,000 shares. Directors and executive officers as of January 1, 2007 have a period of three years from that date to accumulate shares to meet the ownership guideline. Any person becoming a director or executive officer after January 1, 2007 is allowed a four-year period from his or her date of appointment to accumulate shares to meet the ownership guideline.

Retirement Benefits

We believe that offering competitive retirement benefits is important to attract and retain top executives. Our U.S.-based executives participate in a non-qualified executive defined benefit plan in addition to a traditional defined contribution 401(k) plan. For our 401(k) plan, we generally contributed approximately $10,125 to each executive’s 401(k) account during 2007, which was the maximum match contribution allowable under our plan.

On January 1, 2007, we established our executive nonqualified Pension Plan (“2007 ENPP”), which formed a new executive officer retirement plan that we believe is competitive with companies of similar type and size. The 2007 ENPP provides U.S.-based executive officers with retirement income for a period of 15 years based on a percentage of their average final salary and bonus, reduced by the executive officer’s social security benefits and 401(k) employer-matching contributions. The benefit paid to the executive officers is 3% of the average of the last three years of their respective base salaries plus bonus prior to their termination of employment (“final earnings”) multiplied by credited years of service, with a maximum annual benefit of 60% of final earnings. To provide a stronger retention feature, benefits under the 2007 ENPP vest if the participant has attained age 50 with at least ten years of service (five years of which must include tenure as an executive officer), but are not payable until the participant reaches age 65 or upon termination of services because of death or disability, adjusted to reflect payment prior to age 65. Our non-U.S.-based executive officers participate in local country retirement benefit plans that we believe are competitive for executive officers in the local employment market. Additional details regarding retirement benefits are provided in the “2007 Summary Compensation Table” and the “2007 Pension Benefits Table.”

Severance Benefits

We believe that reasonable severance benefits are necessary to attract top executives. The levels of severance benefits provided to our executives are designed to take into account the difficulty executives may have to find comparable employment.

The employment agreements with our executives provide severance benefits when the termination is without “cause” or the employee terminates for “good reason.” The severance benefit allows for the executive to receive their base salary for a period of up to two years. Specifically for the NEOs, Messrs. Beck, Lupton and Richenhagen may receive their base salaries for two years upon termination, and Messrs. Collar and Muehlhaeuser may receive their base salaries for one year upon termination. The severance benefit is reduced or ceases at the time the executive finds new employment. We also continue health and life insurance benefits during the time the severance benefits are paid. The terminated executive also would be entitled to receive any vested benefits under the 2007 ENPP payable beginning at age 65. We believe that these levels of severance benefits are reasonable compared to other peer companies, although we have not conducted a study to confirm this belief.

In contemplation of Mr. Lupton’s scheduled retirement at the end of 2008, the Company entered into an agreement with him that provides for his provision of consulting services to the Company following his retirement. The consulting agreement, which has a three-year term commencing on January 1, 2009, replaces his employment agreement and provides for annual payments of $200,000.

In addition to the above, upon termination, the Company is obligated to reimburse Messrs. Collar and Lupton for expenses to relocate to, respectively, the United States and Europe.

Perquisites and Other Benefits

We periodically review perquisites for our executives. The primary perquisites available to executives are the use of an automobile leased by the Company and the reimbursement of dues associated with a social or country club. We do not allow executive officers the use of the Company leased aircraft for personal use. We also provide supplemental life and disability insurance for our executives. The life insurance generally provides for a death benefit of six times the executive officer’s base salary. For our U.S.-based executives, we also include in ordinary income the amount of matching contributions that are in excess of the maximum allowable limits in the qualified 401(k) plan, which, for 2007, was equal to 4.5% of the executive’s base income in excess of $225,000.

For executives on foreign assignments, we provide additional expatriate benefits that are designed to compensate the employee for differences in costs of living and taxation between the executive’s home country and foreign country. In addition, we generally provide additional financial assistance to the expatriate for expenses such as relocation, childrens’ education, tax preparation and home leave travel.

Executives also participate in the Company’s other benefit plans on the same terms as other employees. These plans include medical, dental, and life and disability insurance coverage.

Post-Employment Compensation

Each of the NEOs is covered by an employment agreement with the Company. These agreements provide post-employment compensation and benefits in the event of certain types of termination of employment, including death, disability, involuntary termination without cause, or termination for good reason by the executive. For further detail on the post-employment compensation and benefits each NEO is entitled to in the event of certain types of termination, please refer to the tables below under the caption “Other Potential Post-Employment Payments.”

Change of Control

We believe it is important to provide certain additional benefits upon a change of control in order to protect the executive’s retirement benefits and potential income that would be earned associated with our equity incentive plans. In addition, it is our belief that the interests of stockholders will be best served if the interests of our senior management are aligned with them. By providing certain change of control benefits, we believe our executives will not be reluctant to consider potential change of control transactions that may be in the best interests of stockholders.

The employment agreements with our NEOs do not specifically provide post-employment compensation for termination upon a change in control, and the Company does not currently have a separate change of control agreement with its executives. However, were an NEO terminated from employment due to a change of control, the executive would receive the same post-employment benefits provided in the event of involuntary termination without cause, and the executive would also be entitled to receive specific retirement benefits and the acceleration of vesting of outstanding equity awards. Upon a change of control, our PSP equity incentive plan allows for all unearned awards to executives to be earned at the target performance level. In addition, all outstanding SSARs vest immediately. All benefits under the 2007 ENPP that have been earned based on years of service also become vested. Any executives terminated upon a change of control would also be entitled to the severance benefits described above. During our review and implementation of our equity incentive plans and the 2007 ENPP, our analyses of competitive plans included a review of change of control provisions. Based on this review, we believe that these benefits are consistent with general practice among our peer group.

For purposes of these benefits, a “change of control” occurs, in general, when either (i) one or more persons acquire Common Stock of the Company that, together with other stock owned by the acquirers, amounts to more than 50% of the total fair market value or total voting power of the stock, (ii) one or more persons acquire during a 12-month period stock of the Company that amounts to 20% or more of the total voting power of the stock (this only applies to the PSP and creates a rebuttable presumption), (iii) a majority of the members of the Board of Directors of the Company are replaced in any 24-month period by directors who are not endorsed by a majority of the directors then in office, or (iv) with some exceptions, one or more persons acquire assets from a corporation that have a total fair market value equal to or greater than one-third (one-half in the case of the 2007 ENPP) of the aggregate fair market value of all of the Company’s assets.

Summary

Overall, we believe our executive compensation programs accomplish the objectives for which they have been designed and are in concert with the Company’s compensation philosophy. We feel the competitive compensation we provide our executives is reasonable and has enabled us to attract and retain a strong management team. We further believe that our short-term and long-term incentive programs appropriately reward our executives for their achievement of performance goals and that these programs sufficiently align the interests of our executives with those of the stockholders.

Summary of Cash and Certain Other Compensation and Other Payments to the Named Executive Officers

Overview.  The following sections provide a summary of cash and certain other amounts we paid for the year ended December 31, 2007 to the NEOs. Except where noted, the information in the “2007 Summary Compensation Table” generally pertains to compensation to the NEOs for the years ended December 31, 2006 and 2007. The compensation we disclose below is presented in accordance with SEC regulations. According to those regulations we are required in some cases to include:

•	amounts paid in previous years;

•	amounts that may be paid in future years, including amounts that will be paid only upon the occurrence of certain events, such as a change in control of the Company;

•	amounts we paid to the NEOs which might not be considered “compensation” (for example, distributions of deferred compensation earned in prior years, and at-market earnings, dividends or interest on such amounts);

•	an assumed value for share-based compensation equal to the fair value of the grant as presumed under accounting regulations, even though such value presumes the option or similar instrument will not be forfeited or exercised before the end of its life, and even though the actual realization of cash from the award depends on whether the share price of our Common Stock appreciates above the price on the date of grant, whether the executive will continue his employment with us, and when the executive chooses to exercise the option; and

•	the increase in present value of future pension payments, even though such increase is not cash compensation paid in the current year and even though the actual pension benefits will depend upon a numbers of factors, including when the executive retires, his compensation at retirement, and in some cases the number of years the executive lives following his retirement.

Therefore, we encourage you to read the following tables closely. The narratives preceding the tables and the footnotes accompanying each table are important parts of each table. Also, we encourage you to read this section in conjunction with the “Compensation Discussion and Analysis” set forth above.

SUMMARY OF 2007 COMPENSATION

The following table provides information concerning the compensation of the NEOs for our two most recently completed fiscal years ended December 31, 2006 and 2007.

In the column “Salary,” we disclose the amount of base salary paid to the NEO during the fiscal year. In the columns “Stock Awards” and “SSAR Awards,” we disclose the award of stock or SSARs measured in dollars and calculated in accordance with SFAS 123(R). For awards of stock, the SFAS 123(R) fair value per share is equal to the closing price of our Common Stock on the date of grant. For SSARs, the SFAS 123(R) fair value per share is based on certain assumptions which we explain in Note 10 to our Consolidated Financial Statements, which are included in our annual report on Form 10-K. We disclose such expense ratably over the vesting period. Please also refer to the table below under the caption “2007 Grants of Plan-Based Awards.”

In the column “Non-Equity Incentive Plan Compensation,” we disclose the amounts earned under our IC Plan during 2007 that were paid in March 2008. The amounts included with respect to any particular fiscal year are dependent on whether the achievement of the relevant performance measure was satisfied during the fiscal year.

In the column “Change in Pension Value and Non-Qualified Earnings,” we disclose the aggregate change in the actuarial present value of the named executive officer’s accumulated benefit under all defined benefit and actuarial benefit plans (including supplemental plans) in 2007.

In the column “All Other Compensation,” we disclose the sum of the dollar value of all perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is less than $10,000.

The Company currently has employment contracts with Messrs. Beck, Collar, Lupton, Muehlhaeuser and Richenhagen. The employment contracts provide for current base salaries at the following rates per annum: Mr. Beck — $368,850; Mr. Collar — $280,000; Mr. Lupton — $357,000; Mr. Muehlhaeuser — 491,400 Swiss Francs (which is currently equivalent to $472,137); and Mr. Richenhagen — $1,004,000. Messrs. Beck, Collar, Lupton, Muehlhaeuser and Richenhagen’s employment contracts continue in effect until terminated in accordance with the terms of the contract.

In addition to the specified base salary, the employment contracts provide that each executive officer shall be entitled to participate in or receive benefits under the IC Plan. The contracts further provide that each officer will be entitled to participate in stock incentive plans, employee benefit plans, life insurance arrangements and any arrangement generally available to senior executive officers of the Company, including certain fringe benefits.

2007 SUMMARY COMPENSATION TABLE

						Change in
					Non-Equity	Pension
					Incentive	Value and
			Stock	SSAR	Plan	Non-Qualified	All Other
		Salary	Awards(1)	Awards(2)	Compensation(3)	Earnings(4)	Compensation(5)	Total
Name and Principle Position	Year	($)	($)	($)	($)	($)	($)	($)

Andrew H. Beck, Senior Vice President — Chief Financial Officer	2006	312,417	296,791	18,208	169,642	1,716	35,085	833,859
	2007	353,002	1,185,444	64,485	447,253	393,613	31,637	2,475,434
Gary L. Collar, Senior Vice President and General Manager, EAME and EAPAC(6)	2006	251,348	296,791	18,208	104,963	1,288	247,481	920,079
	2007	271,801	1,185,444	64,485	219,626	105,440	409,511	2,256,307
Stephen D. Lupton, Senior Vice President — Corporate Development and General Counsel	2006	354,667	241,565	10,925	136,582	353,847	64,627	1,162,213
	2007	357,000	964,896	38,691	222,804	535,359	69,974	2,188,724
Hubertus M. Muehlhaeuser, Senior Vice President — Strategy & Integration and Information Technology; General Manager, Engines(7)	2006	373,565	241,565	10,925	163,302	41,333	24,102	854,792
	2007	403,564	964,896	38,691	258,120	42,446	23,925	1,731,642
Martin Richenhagen, Chairman, President and Chief Executive Officer	2006	921,125	1,311,385	72,833	684,396	125,781	134,771	3,250,291
	2007	1,004,000	5,319,951	257,941	1,888,524	620,887	137,312	9,228,615

(1)	Stock Awards for 2006

Amounts shown represent all grants made during 2006 under the 2006 LTI Plan. In 2006, awards were granted under one-, two- and three-year performance cycles under the PSP. We calculated the amounts above based upon the Company’s Common Stock price at the date of grant, April 27, 2006, which was $23.80 per share. The amounts above represent the compensation expense as recorded under the provisions of SFAS 123(R) during 2006 in relation to each respective performance period, assuming target levels of performance are achieved. The actual amounts earned are dependent upon the achievement of pre-established performance goals for each performance period. Based on Company performance in 2006, the one-year awards granted were not earned, representing the following amortized expense amounts for each executive: Mr. Beck — $93,820; Mr. Collar — $93,820; Mr. Lupton — $76,350; Mr. Muehlhaeuser — $76,350; and Mr. Richenhagen — $414,525.

Stock Awards for 2007

In 2007, awards were granted under a three-year performance cycle under the PSP. The amounts above include stock compensation expense recorded during 2007 under the provisions of SFAS No. 123(R) in relation to the 2007 three-year performance cycle. Such amounts were based on the Company’s Common Stock price at the date of grant, February 15, 2007, which was $37.38 per share, in accordance with the provisions of SFAS No. 123(R). The stock compensation recorded associated with the 2007 grants was based on the Company’s projected assessment of the level of performance that will be achieved and earned. In addition, during 2007, the 2006 two-year performance cycle awards were earned under the PSP, and the Company recorded stock compensation expense associated with those earned awards. The Company also recorded additional stock compensation expense in 2007 associated with the 2006 — 2008 three-year performance cycle to reflect the Company’s updated projected assessment of performance that will be achieved and earned. The actual amounts earned under the 2006 — 2008 three-year performance cycle and the 2007 — 2009 three-year performance cycle are dependent upon the achievement of pre-established performance goals for each period. Lastly, the Company recorded stock compensation expense during 2007 associated with the grant of two retention-based restricted stock awards for $2,000,000 each to Mr. Richenhagen on December 6, 2007 (and expected in December 2008). The Company is recognizing stock compensation expense ratably over the vesting periods for each retention-based restricted stock award.

(2)	SSAR Awards for 2006

SSARs were awarded April 27, 2006. The SSARs vest over four years from the date of grant, or 25% per year. The SSARs were valued at $10.98 per share in accordance with the provisions of SFAS No. 123(R). For stock compensation expense recording purposes, the Company assumed a 20% forfeiture rate, and therefore used a value of $8.78 per share. Please refer to Note 10 of our Consolidated Financial Statements as of December 31, 2006 for a discussion of the assumptions used related to the calculation of such values.

SSAR Awards for 2007

SSARs were awarded February 15, 2007. The SSARs vest over four years from the date of grant, or 25% per year. The SSARs were valued at $16.99 per share in accordance with the provisions of SFAS No. 123(R). For stock compensation expense recording purposes, the Company assumed a 20% forfeiture rate, and therefore used a value of $13.59 per share. Please refer to Note 10 of our Consolidated Financial Statements as of December 31, 2007 for a discussion of the assumptions used related to the calculation of such values.

(3)	Non-Equity Incentive Plan Compensation for 2006

The Company paid no discretionary bonuses or bonuses based on performance metrics that were not pre-established and communicated to the named executive officers in 2006. All annual incentive awards for 2006 were performance-based. These payments were earned in 2006 and paid in March 2007 under the IC Plan.

Non-Equity Incentive Plan Compensation for 2007

The Company paid no discretionary bonuses or bonuses based on performance metrics that were not pre-established and communicated to the named executive officers in 2007. All annual incentive awards for 2007 were performance-based. These payments were earned in 2007 and paid in March 2008 under the IC Plan.

(4)	The change in each officer’s pension value is the change in the Company’s obligation to provide pension benefits (at a future retirement date) from the beginning of the fiscal year to the end of the fiscal year. The obligation is the value today of a benefit that will be paid at the officer’s normal retirement age, based on the benefit formula and his or her current salary and service.

Change in pension values during the year 2007 are due to various sources:

• Changes in plan provisions:  The primary source change in benefits during 2007 is the change in plan provisions that became effective January 1, 2007. Future payments made to the executives who terminate on or after January 1, 2007 will be based on this amended plan. The impact of the new provisions varies by plan participant. Had the new plan been effective as of December 31, 2006, the change in present value of accrued benefits would have been $86,684 for Mr. Beck, $70,055 for Mr. Collar, $136,484 for Mr. Lupton and $337,202 for Mr. Richenhagen. The difference between these values and the values shown in the table represents the increase due to the plan change. These changes are not indicative of the increase in present value of benefits for future years. They are likely larger than future year accruals due to one-time changes in the 2007 ENPP. The new plan provisions are described in more detail under the caption “Pension Benefits.”

• Service accruals:  The benefits payable from the 2007 ENPP increase as participants earn additional years of service. Therefore, as each executive officer earns an additional year of service during the fiscal year, the benefit payable at retirement increases. Each of the named executive officers earned an additional year of benefit service during 2007.

• Compensation increases/decreases since prior year:  The benefits payable from the Company’s former Supplemental Executive Retirement Plan (“SERP”) are related to salary. As previously discussed, the SERP was amended and the 2007 ENPP was established effective January 1, 2007. As executive officers’ salaries increase (decrease), then the expected benefits payable from the 2007 ENPP will increase (decrease) as well. Service accruals and compensation increases comprised the majority of the remaining increase in pension values during 2007 that was not attributable to the changes in plan provisions.

• Aging:  The amounts shown above are present values of retirement benefits that will be paid in the future. As the officers approach retirement, the present value of the liability increases due to the fact that the executive officer is one year closer to retirement than he was at the prior measurement date. Because he is approaching retirement eligibility, this was a significant source of change for Mr. Lupton.

• Changes in assumptions since prior year:  The change in benefit shown above is the present value of the increase in pension benefits during the year. In order to calculate the value today of benefits that will be paid in the future, a discount rate must be used. The discount rate used to calculate the present value of benefits increased from 5.80% to 6.25% during 2007 for the ENPP (similar increases applied to the non-U.S. benefits), which decreased the values in the tables shown above.

• Changes in currency exchange rates:  The benefits shown above for Mr. Lupton and Mr. Muehlhaeuser reflect their benefits from plans the Company sponsors outside the U.S. The values are converted from their local currency to U.S. dollars. Therefore, a significant source of change in their values from the prior year will reflect the change in the currency exchange rate. Of the $535,359 change in Mr. Lupton’s benefit since the prior year, $19,647 was due to the change in the currency exchange rate; of the $42,446 change in Mr. Muehlhaeuser’s benefit since the prior year, $6,868 was due to the change in the currency exchange rate.

The pension benefits and assumptions used to calculate these values are described in more detail under the caption “Pension Benefits.”

(5)	The amount shown as “All Other Compensation” includes the following perquisites and personal benefits for the year ended December 31, 2007:

			Split	Foreign
			Dollar	Subsidiary	Car Lease
	Club	401(k)	Life	Advisory	and
	Membership	Match	Insurance(a)	Board(b)	Maintenance(c)	Other(d)	Total
Name	($)	($)	($)	($)	($)	($)	($)

Andrew H. Beck	5,780	10,125	2,273	—	10,127	3,332	31,637
Gary L. Collar	—	10,125	2,799	27,418	38,069	331,100	409,511
Stephen D. Lupton	—	10,125	9,722	27,418	16,538	6,171	69,974
Hubertus M. Muehlhaeuser	—	—	—	—	23,925	—	23,925
Martin Richenhagen	6,072	10,125	12,383	54,836	31,867	22,029	137,312

(a) These amounts represent the value of the benefit to the executive officer for life insurance policies funded by the Company.

(b) These amounts represent compensation for the executive’s services provided as members of a foreign subsidiary’s supervisory board.

(c) These amounts represent car lease payments made by the Company for cars used by executives and/or their family members, as well as payments for related gas and maintenance costs. Mr. Muehlhaeuser’s amount represents an annual allowance he receives for use of his car for business purposes.

(d) The amount for Mr. Beck includes the following: $629 for commercial airfare related to Mr. Beck’s wife accompanying him on a business trip and $2,703 representing 4.5% of his salary that exceeded the maximum compensation limits under the Company’s 401(k) savings plan. The amount for Mr. Collar includes benefits he received as an expatriate as follows: cost of living adjustment — $37,076; relocation expenses associated with his move to Switzerland — $41,080; housing allowance — $88,798; tax equalization payments — $27,985; storage fees — $8,841; reimbursement for education costs related to Mr. Collar’s children — $48,946; child care expenses — $1,639; tax preparation fees — $1,109; and home leave allowance related to travel costs for Mr. Collar and his family to fly back to the United States — $74,686. The amount for Mr. Collar also includes $940, representing 4.5% of his salary that exceeded the maximum compensation limits under the Company’s 401(k) savings plan. In addition, Mr. Collar’s wife accompanied Mr. Collar when the Company’s corporate aircraft was used for business purposes at no incremental cost. The amount for Mr. Lupton includes the following: $995 for tax return preparation fees, $4,040 representing 4.5% of his salary that exceeded the maximum compensation limits under the Company’s 401(k) savings plan and $1,136 for commercial airfare related to Mr. Lupton’s wife accompanying him on business trips. The amount for Mr. Richenhagen includes $21,034, representing 4.5% of his salary that exceeded the maximum compensation limits under the Company’s 401(k) savings plan, and $995 of tax preparation fees. In addition, Mr. Richenhagen’s wife accompanied Mr. Richenhagen when the Company’s corporate aircraft was used for business purposes at no incremental cost.

(6)	Mr. Collar, as an expatriate who is based in the U.K., is partially paid in British pounds. In calculating the dollar equivalent for disclosure purposes, we converted each payment into U.S. dollars based on the average exchange rate in effect for the month in which the payment was made.

(7)	Mr. Muehlhaeuser, as a Swiss-based employee, is paid in Swiss Francs. In calculating the dollar equivalent for disclosure purposes, we converted each payment into U.S. dollars based on the average exchange rate in effect for the month in which the payment was made.

2007 GRANTS OF PLAN-BASED AWARDS

In this table, we provide information concerning each grant of an award made to an NEO in the most recently completed fiscal year. This includes the awards under the Company’s IC Plan, as well as PSP awards and SSARs under the 2006 LTI Plan, each of which is discussed in greater detail under the caption “Compensation Discussion and Analysis.” The “Threshold,” “Target” and “Maximum” columns reflect the range of estimated payouts under the IC Plan and the range of number of shares to be awarded under the PSP. In the fourth- and fifth-to-last columns, we report the number of shares of Common Stock underlying SSARs granted in the fiscal year and corresponding per share exercises prices. In all cases, the exercise price was equal to the closing market price of our Common Stock on the date of grant. In the third-to-last column, we report the aggregate SFAS 123(R) value of all SSAR awards made in 2007; in contrast to how we present amounts in the “Summary Compensation Table,” where we report such figures here without apportioning such amount over the service or vesting period. Finally, in the last two columns we report the number of shares granted and the related grant date fair value to Mr. Richenhagen under a retention-based restricted stock award, as further discussed in the footnotes below.

									All Other
									Stock Awards:
						Estimated Future Payouts			Number of
			Estimated Future Payouts			Under Equity Incentive Plan			Securities	Exercise	Grant Date
			Under Non-Equity Incentive Plan Awards(1)			Awards(2)			Underlying	Price	Fair Value	Number of	Grant
						Threshold	Target	Maximum	SSARs	of SSAR	of SSAR	Shares of	Date Fair
		Grant	Threshold	Target	Maximum	(# of	(# of	(# of	Compensation	Awards	Awards	Stock Granted(3)	Value
Name	Award Type	Date	($)	($)	($)	shares)	shares)	shares)	(#)	($/sh)	($)	(#)	($)

Andrew H. Beck	IC Plan	1/24/2007	144,731	353,002	458,902
	PSP Awards	2/15/2007				7,167	21,500	43,000
	SSAR Awards	2/15/2007							12,500	37.38	169,875

Gary L. Collar	IC Plan	1/24/2007	78,007	190,261	247,339
	PSP Awards	2/15/2007				7,167	21,500	43,000
	SSAR Awards	2/15/2007							12,500	37.38	169,875

Stephen D. Lupton	IC Plan	1/24/2007	73,185	178,500	232,050
	PSP Awards	2/15/2007				5,833	17,500	35,000
	SSAR Awards	2/15/2007							7,500	37.38	101,925

Hubertus M. Muehlhaeuser	IC Plan	1/24/2007	82,731	201,782	262,317
	PSP Awards	2/15/2007				5,833	17,500	35,000
	SSAR Awards	2/15/2007							7,500	37.38	101,925

Martin Richenhagen	IC Plan	1/24/2007	532,120	1,305,200	1,957,800
	PSP Awards	2/15/2007				31,667	95,000	190,000
	SSAR Awards	2/15/2007							50,000	37.38	679,500

	Retention- Based Restricted Stock Award	12/6/2007										28,839	2,000,000

(1)	Payments for these awards already have been determined and were paid on March 14, 2008 to the named executive officers. The amounts paid were included in the “Non-Equity Incentive Plan Compensation” column of the “2007 Summary Compensation Table.” The amounts included in the table above represent the potential payout levels related to corporate and personal objectives for fiscal year 2007 under the Company’s IC Plan.

(2)	The amounts shown represent the number of shares the executive would receive if the “Threshold,” “Target” and “Maximum” levels of performance are reached.

(3)	In December 2007, the Committee and the Board of Directors approved two retention-based restricted stock awards of $2,000,000 each for Mr. Richenhagen to be granted over a two-year period. The Committee in its deliberations approved this special award to recognize Mr. Richenhagen’s outstanding performance and to provide a significant retention incentive. The first of such retention-based awards was granted to Mr. Richenhagen on December 6, 2007, and totaled 28,839 shares, which will vest over a five-year period at the rate of 0% at the end of the first two years, 25% at the end of the third year, 25% at the end of the fourth year, and 50% at the end of the fifth year. The number of shares granted to Mr. Richenhagen under the first award was based on the price of our Common Stock on December 6, 2007, which was $69.35 per share. The second retention-based award is expected to be granted to Mr. Richenhagen in December 2008 and will vest over a four-year period at the rate of 0% at the end of the first year, 25% at the end of the second year, 25% at the end of the third year, and 50% at the end of the fourth year. In order to benefit from the retention award, Mr. Richenhagen must remain employed by the Company in accordance with the vesting provisions or he will forfeit the restricted shares. Vesting generally will be subject to Mr. Richenhagen’s continued employment by the Company on the date of vesting, except under certain circumstances such as a change in control.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2007

The following table provides information concerning unexercised SSARs and stock that has not been earned or vested for each NEO outstanding as of the end of our most recently completed fiscal year. Each outstanding award is represented by a separate row that indicates the number of securities underlying the award.

For SSAR awards, the table discloses the exercise price and the expiration date. For stock awards, the table provides the total number of shares of stock that have not vested (or have not been earned) and the aggregate market value of shares of stock that have not vested (or have not been earned).

	SSAR Awards					Stock Awards
								Equity
								Incentive
								Plan
								Awards:
							Market	Number of
			Equity Incentive			Number	Value of	Unearned
			Plan Awards:			of Shares	Shares	Shares,
	Number of	Number of	Number			or Units	or Units	Units or
	Securities	Securities	of Securities			of Stock	of Stock	Other
	Underlying	Underlying	Underlying			That	That	Rights	Value
	Unexercised	Unexercised	Unexercised	SSAR		Have	Have	That	Realized
	SSARs	SSARs	Unearned	Exercise	SSAR	Not	Not	Have Not	on
	Exercisable	Unexercisable(1)	SSARs	Price	Expiration	Vested	Vested(2)	Vested	Vesting(3)
Name	(#)	(#)	(#)	($)	Date	(#)	($)	(#)	($)

Andrew H. Beck	3,125	9,375	—	23.80	4/27/2013			21,500	511,700
	—	12,500	—	37.38	2/15/2014			21,500	803,670
Gary L. Collar	3,125	9,375	—	23.80	4/27/2013			21,500	511,700
	—	12,500	—	37.38	2/15/2014			21,500	803,670
Stephen D. Lupton	—	5,625	—	23.80	4/27/2013			17,500	416,500
	—	7,500	—	37.38	2/15/2014			17,500	654,150
Hubertus M. Muehlhaeuser	1,875	5,625	—	23.80	4/27/2013			17,500	416,500
	—	7,500	—	37.38	2/15/2014			17,500	654,150
Martin Richenhagen	—	37,500	—	23.80	4/27/2013			95,000	2,261,000
	—	50,000	—	37.38	2/15/2014			95,000	3,551,100
						28,839	2,000,000

(1)	SSAR awards vest ratably, or 25% annually, over four years beginning from the date of grant, which was April 27, 2006, for the 2006 grants of SSARs, and February 15, 2007, for the 2007 grants of SSARs.

(2)	The retention-based restricted stock award granted to Mr. Richenhagen on December 6, 2007 was for 28,839 shares and was based on the price of the Company’s Common Stock on December 6, 2007, which was $69.35 per share.

(3)	Based on the price of the Company’s Common Stock on the date of grant, which was $23.80 per share on April 27, 2006 and $37.38 per share on February 15, 2007.

SSAR/OPTION EXERCISES AND STOCK VESTED IN 2007

The following table provides information concerning exercises of stock options, SSARs and similar instruments, and vesting of stock awards including restricted stock and similar instruments, during the most recently completed fiscal year for each of the NEOs. The table reports the number of securities for which the options were exercised; the aggregate dollar value realized upon exercise of options and SSARs; the number of shares of stock that have vested; and the aggregate dollar value realized upon vesting of stock.

	SSAR/Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized
	Acquired on Exercise(1)	Exercise(2)	Acquired on Vesting(3)	on Exercise
Name	(#)	($)	(#)	($)

Andrew H. Beck	39,670	680,234	6,780	440,971
Gary L. Collar	—	—	6,780	440,971
Stephen D. Lupton	556	35,138	5,519	358,956
Hubertus M. Muehlhaeuser	—	—	5,519	358,956
Martin Richenhagen	5,626	243,500	29,957	1,948,403

(1)	Mr. Richenhagen and Mr. Lupton both exercised SSARs during 2007. Mr. Richenhagen exercised 12,500 SSARs and received 5,626 shares upon exercise. Mr. Lupton exercised 1,875 SSARs and received 556 shares upon exercise. Mr. Beck exercised all of his outstanding stock options during 2007, which were granted to him under the Company’s 2001 Stock Option Plan. The 2001 Stock Option Plan is more fully discussed in Note 10 of the Company’s Consolidated Financial Statements for the year ended December 31, 2007.

(2)	We computed the dollar amount realized upon exercise by multiplying the number of shares times the difference between the market price of the underlying securities at exercise and the exercise price of the options.

(3)	During 2007, the 2006 two-year performance cycle awards were earned under the PSP. The number of shares acquired on vesting above includes shares that were withheld to satisfy the executive’s statutory minimum federal, state and employment taxes which were payable at the time the award was earned and the shares were issued. The following number of shares were withheld for income taxes for each executive: Mr. Beck — 2,918; Mr. Collar — 2,593; Mr. Lupton — 1,870; Mr. Muehlhaueser — 0 shares; and Mr. Richenhagen — 12,718.

PENSION BENEFITS

The “2007 Pension Benefits Table” provides further details regarding the officers’ defined benefit retirement plan benefits. Because the pension amounts shown in the “2007 Summary Compensation Table” and the “2007 Pension Benefits Table” are projections of future retirement benefits, numerous assumptions must be applied. In general, the assumptions should be the same as those used to calculate the pension liabilities in accordance with SFAS No. 87, Employers’ Accounting for Pensions, on the measurement date, although the SEC specifies certain exceptions, as noted in the table below.

Former Supplemental Executive Retirement Plan

The Company’s former Supplemental Executive Retirement Plan (“SERP”) provided Company executives with retirement income for a period of up to ten years based on a percentage of their final base salary, reduced by the executive’s social security benefits and savings plan benefits attributable to employer-matching contributions. The key provisions of the SERP as of December 31, 2006 were as follows:

Monthly Benefit.  Participants who remained employed until their 65th birthday were eligible to receive the following retirement benefits each month for 10 years or until their death, whichever came first, when they retired: 3% of their final base salary multiplied by credited years of service with a maximum benefit of 60% of final base salary if 20 years of service had been earned (reduced proportionally if fewer years had been earned) reduced by each of (i) the participant’s U.S. Social Security Benefit or similar government retirement program to which the participant is eligible, (ii) the benefits payable from the AGCO Savings Plan (payable as a life annuity) attributable to the Company’s matching contributions and earnings thereon, and (iii) the benefits payable from any retirement plan sponsored by the Company in any foreign country attributable to the Company’s contributions. Benefits under the SERP vested at age 65 or, at the discretion of the Company’s Board of Directors, at age 62 reduced by a factor to recognize early commencement of the benefit payments.

Final Monthly Compensation.  The final average monthly base compensation for the last full calendar year prior to retirement.

Vesting.  Participants must have remained employed by the Company until age 65 to receive benefits under the plan. Alternatively, all participants would have become vested in the plan in the event of a change in control of the Company.

As noted above, the benefits payable from the SERP were offset by benefits payable to the executive from retirement plans sponsored by the Company outside the U.S. Mr. Lupton participates in the Massey Ferguson Works Pension Scheme for the Company’s U.K. subsidiary. The accrued benefits under this scheme offset benefits payable under the SERP and 2007 ENPP. Additionally, Mr. Lupton’s accrued benefit under the U.K. social security program has also been reflected in the amounts disclosed below. In addition to the plan provisions described above, Mr. Richenhagen’s employment agreement specifies that in the case of his involuntary termination without cause, his resignation for good reason or his termination as a result of the Company not renewing his agreement, then his termination benefit will be based on a minimum of five years of credited service. In these circumstances, he will be vested, and his benefit will be payable as a lump sum. In all other termination scenarios, including retirement, Mr. Richenhagen’s benefit will be based on his actual credited service (3.75 years as of December 31, 2007). For purposes of these benefits, Mr. Richenhagen’s employment agreement defines “cause” as (i) his conviction of or his pleading guilty, no contest, or first offender probation (before judgment) to any felony; (ii) his acts of fraud, misappropriation or embezzlement; (iii) his willful failure or gross negligence in performing Company duties that continues for more than or is not cured within 30 days of notice; (iv) his failure to follow reasonable and lawful directives of the Company’s Board of Directors or his breach of fiduciary duty to the Company, which, in any case, is not cured within 30 days of notice; (v) his actions or omissions that have a material adverse impact on the Company’s business or reputation for honesty and fair dealing, except those taken in good faith and without belief that his actions or omissions would have such an effect; or (vi) his breach of any material term of the employment agreement that continues for more than or is not cured within 30 days of notice. Mr. Richenhagen’s employment agreement defines “good reason” as (i) a substantial reduction in his aggregate base salary and annual incentive compensation taken as a whole, except for reductions caused by his performance or the Company’s performance and (ii) the Company’s failure to pay his base salary and incentive compensation that is not cured within 30 days of notice.

New Executive Nonqualified Pension Plan — Effective January 1, 2007

The 2007 ENPP provides the Company’s executives with retirement income for a period of fifteen years based on a percentage of their final average compensation including base salary and annual incentive bonus, reduced by the executive’s social security benefits and savings plan benefits attributable to employer matching contributions.

The key provisions of the 2007 ENPP (effective January 1, 2007) are as follows:

Monthly Benefit.  Senior executives with a vested benefit will be eligible to receive the following retirement benefits each month for 15 years beginning on their normal retirement date (age 65): 3% of final average monthly compensation times years of service up to 20 years, reduced by each of (i) the senior executive’s U.S. social security benefit or similar government retirement program to which the senior executive is eligible, (ii) the benefits payable from the AGCO Savings Plan (payable as a life annuity) attributable to the Company’s matching contributions and earnings thereon, and (iii) the benefits payable from any retirement plan sponsored by the Company in any foreign country attributable to the Company’s contributions.

Final Average Monthly Compensation.  The final average monthly compensation is the average of the three years of base salary and annual incentive payments under the IC Plan paid to the executive during the three years prior to his or her termination or retirement.

Vesting.  Participants become vested after meeting all three of the following requirements: (i) turn age 50; (ii) completing ten years of service with the Company; and (iii) achieve five years of participation in the 2007 ENPP. Alternatively, all participants will become vested in the plan in the event of a change in control of the Company.

Early Retirement Benefits.  Participants may not receive retirement benefits prior to normal retirement age unless the participant dies or becomes disabled.

Massey Ferguson Works Pension Scheme

The Massey Ferguson Works Pension Scheme is a plan sponsored by the Company for employees in the United Kingdom. The plan provides employees with retirement income for the greater of their lifetime or five years based on a percentage of their final average salary. Mr. Lupton participates in this plan.

The key provisions of the plan are as follows:

Monthly Benefit.  Participants with a vested benefit will be eligible to receive the following retirement benefits each month for their lifetime (minimum of five years) beginning on their Normal Retirement Date (age 65): (i) 2.66% of three year average monthly compensation (subject to U.K. salary limits) as of 1996 multiplied by years of service as of December 31, 1996 plus (ii) 2.66% of final year monthly compensation (subject to U.K. salary limits) at termination multiplied by years of service after December 31, 1996. Total credited service will not exceed 25 years.

Vesting.  The scheme provides for immediate vesting.

Early Retirement Benefits.  Participants may elect to retire and commence benefits when they reach age 50. Benefits are reduced 3% per year that benefit commencement precedes age 65.

Swiss Life Collective “BVG” Foundation

The Swiss Life Collective “BVG” Foundation (“BVG”) operates a pension fund in Switzerland, for which Mr. Muehlhaeuser is a participant. The Foundation ensures the plan meets at least the mandated requirements for minimum pension benefits. This plan is a cash balance formula, with contributions made both by the Company and Mr. Muehlhaeuser. Mr. Muehlhaeuser’s total account balance represents contributions and interest made by the Company, as well as from his prior employers. The amounts shown in the tables throughout this Proxy Statement reflect the portion of account balance attributable to contributions made while employed by the Company.

The key provisions of the BVG plan are as follows:

Retirement Benefit.  Upon retirement, participants will receive the value of their cash balance account. They may elect to receive their benefit as a lump sum or as an annuity. The cash balance account grows each year with pay credits (payable by the employee and the employer) and interest.

Pay Credits.  Each year, a participant’s cash balance account is credited with the following percentage of pensionable pay (varies by age):

	Credit as a percentage of pay	Credit as a percentage of pay
Age	(paid by the Company)	(paid by employee)

25 — 34	4.0%	4.0%
35 — 44	5.5%	5.5%
45 — 54	8.0%	8.0%
55 — Normal Retirement Age	9.5%	9.5%

Pensionable Pay.  Payable at the annual rate of base pay.

Normal Retirement Age.  Age 65 for males; age 64 for females (as in accordance with Swiss law).

Early Retirement Benefits.  Participants may elect to retire up to five years prior to Normal Retirement Age. Annuity benefits are converted using reduced actuarial equivalence conversion factors.

2007 PENSION BENEFITS TABLE

		Number of	Present	Payments
		Years of	Value of	During
		Credited	Accumulated	Last Fiscal
		Service	Benefit(1)	Year
Name	Plan Name	(#)	($)	($)

Andrew H. Beck	AGCO executive nonqualified Pension Plan	13.42	395,329	—
Gary L. Collar	AGCO executive nonqualified Pension Plan	5.67	106,728	—
Stephen D. Lupton	— AGCO executive nonqualified Pension Plan	13.50	933,712	—
	— Massey Ferguson Works Pension Scheme	17.83	1,414,102	—
Hubertus M. Muehlhaeuser	Swiss Life Collective “BVG” Foundation	2.33	96,727	—
Martin Richenhagen	AGCO executive nonqualified Pension Plan	3.75	802,433	—

(1)	Based on plan provisions in effect as of December 31, 2007. The executive officers participate in pension plans that will provide a monthly annuity benefit upon retirement. The values shown in this column are the estimated lump sum value today of the monthly benefits they will receive in the future (based on their current salary and service, as well as the assumptions described above). These values are not the monthly or annual benefits that they would receive.

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

Each NEO’s employment agreement with the Company includes provisions for post-employment compensation related to certain employment termination events. Pursuant to the 2006 LTI Plan, all outstanding equity awards become fully vested and exercisable upon a change in control. The 2006 LTI Plan does not provide for accelerated vesting of equity under other employment termination events. The tables below and their accompanying footnotes provide specific detail on the post-employment compensation each NEO is entitled to in the event of certain employment termination events.

Andrew H. Beck, Senior Vice President — Chief Financial Officer, would have received the following payments if he had terminated on the last day of the prior fiscal year (December 31, 2007) under the following termination scenarios:

	Termination Scenario(1)
							Involuntary
							Without
		Voluntary					Cause or
		Termination					Good
	Change in	Without Good				Involuntary	Reason
	Control(2)	Reason(3)	Retirement(4)	Death(5)	Disability(6)	with Cause(7)	Resignation(8)
Compensation Components	($)	($)	($)	($)	($)	($)	($)

Severance	698,380	——	—	87,298	—	—	698,380
Bonus	169,642	—	—	169,642	169,642	—	169,642
Accelerated Vesting of Equity	4,255,714	—	—	—	—	—	—
Benefits (Health, Life, etc.)	60,871	—	—	2,838	—	—	60,871
Retirement Benefits	299,894	—	—	—	—	—	—
Death Benefit	—	—	—	2,190,000	—	—	—
Disability Benefit	—	—	—	—	19,211	—	—
280G Tax Gross-Up(9)	—	—	—	—	—	—	—

Estimated Total	$5,484,501	$—	$—	$2,449,778	$188,853	$—	$928,893

(1)	All termination scenarios assume termination occurs on December 31, 2007 at a stock price of $67.98, the closing price of the Company’s Common Stock as of December 31, 2007 (which was the last business day of the year).

(2)	Upon a change in control, Mr. Beck receives his base salary in effect at the time of termination for a two-year severance period, paid at the same intervals as if he had remained employed with the Company. He also receives a pro-rata portion of his bonus earned for the year of termination, which is payable at the time incentive compensation is generally payable by the Company. He continues to receive life insurance and healthcare benefits during the two-year severance period. All outstanding equity awards held by Mr. Beck at the time of a change in control become non-cancelable, fully vested and exercisable, and all performance goals associated with any awards are deemed satisfied with respect to the target level of compensation attainable pursuant to such an award, so that all compensation is immediately vested and payable. In the case of a change in control, the retirement benefits are payable as a lump sum six months after termination of employment. The difference between the “Retirement Benefit” value shown above ($299,894) and the value shown in the “2007 Pension Benefits Table” ($395,329) is due to the fact that the interest and mortality assumptions prescribed by the plan in the event of a change in control are different from the assumptions used in the actuarial valuation.

(3)	If Mr. Beck voluntarily resigns without good reason, he only receives his base salary through the date of termination.

(4)	Mr. Beck is not eligible for retirement benefits as of December 31, 2007.

(5)	Upon death, Mr. Beck’s estate is entitled to receive Mr. Beck’s base salary in effect at the time of death for a period of three months, as well as continuation of healthcare benefits for a period of three months. His estate is also entitled to all sums payable to Mr. Beck through the end of the month in which death occurs, including the pro-rata portion of his bonus earned at this time. The “Death Benefit” amount represents the value of the insurance proceeds payable upon death.

(6)	In the event of termination of employment due to disability, Mr. Beck receives all sums otherwise payable to him by the Company through the date of disability, including the pro-rata portion of his bonus earned upon disability. The “Disability Benefit” amount represents the value of the insurance proceeds payable to the executive on a monthly basis upon disability.

(7)	If Mr. Beck’s employment is terminated with cause, he only receives his base salary through the date of termination.

(8)	If Mr. Beck’s employment is terminated without cause or if he voluntarily resigns with good reason, Mr. Beck receives his base salary in effect at the time of termination for a two-year severance period, paid at the same intervals as if he had remained employed with the Company. He also receives a pro-rata portion of his bonus earned for the year of termination, which is payable at the time incentive compensation is generally payable by the Company. He continues to receive life insurance and healthcare benefits during the two-year severance period.

(9)	The Company does not provide a “gross-up” payment to the executive in the event of a change in control.

Mr. Beck’s employment agreement provides certain restrictive covenants that continue for a period of two years after termination of employment, including a non-competition covenant, a non-solicitation of customers covenant and a non-solicitation of Company personnel covenant. If Mr. Beck breaches his post-employment obligations under these covenants, the Company may terminate the severance period and discontinue any further payments or benefits to Mr. Beck.

Gary L. Collar, Senior Vice President and General Manager, EAME and EAPAC, would have received the following payments if he had terminated on the last day of the prior fiscal year (December 31, 2007) under the following termination scenarios:

	Termination Scenario(1)
							Involuntary
							Without
		Voluntary					Cause or
		Termination					Good
	Change in	Without Good				Involuntary	Reason
	Control(2)	Reason(3)	Retirement(4)	Death(5)	Disability(6)	with Cause(7)	Resignation(8)
Compensation Components	($)	($)	($)	($)	($)	($)	($)

Severance	271,801	—	—	67,950	—	—	271,801
Bonus	104,963	—	—	104,963	104,963	—	104,963
Additional Termination Allowance(9)	22,650	—	—	22,650	22,650	—	22,650
Accelerated Vesting of Equity	4,255,714	—	—	—	—	—	—
Benefits (Health, Life, etc.)	31,858	—	—	3,238	—	—	31,858
Retirement Benefits	86,214	—	—	—	—	—	—
Death Benefits	—	—	—	1,680,000	—	—	—
Disability Benefit	—	—	—	—	11,020	—	—
280G Tax Gross-Up(10)	—	—	—	—	—	—	—

Estimated Total	$4,773,200	$—	$—	$1,878,801	$138,633	$—	$431,272

(1)	All termination scenarios assume termination occurs on December 31, 2007 at a stock price of $67.98, the closing price of the Company’s Common Stock as of December 31, 2007 (which was the last business day of the year).

(2)	Upon a change in control, Mr. Collar receives his base salary in effect at the time of termination for a one-year severance period. He is paid an initial lump sum amount six months after the effective date of termination equal to six months base salary, followed by regular monthly payments of base salary for the remaining severance period. He also receives a pro-rata portion of his bonus earned for the year of termination, which is payable at the time incentive compensation is generally payable by the Company. He continues to receive life insurance and healthcare benefits during the one-year severance period. All outstanding equity awards held by Mr. Collar at the time of a change in control become non-cancelable, fully vested and exercisable, and all performance goals associated with any awards are deemed satisfied with respect to the target level of compensation attainable pursuant to such an award, so that all compensation is immediately vested and payable. In the case of a change in control, the retirement benefits are payable as a lump sum six months after termination of employment. The difference between the “Retirement Benefit” value shown above ($86,214) and the value shown in the “2007 Pension Benefits Table” ($106,728) is due to the fact that the interest and mortality assumptions prescribed by the plan in the event of a change in control are different from the assumptions used in the actuarial valuation.

(3)	If Mr. Collar voluntarily resigns without good reason, he only receives his base salary through the date of termination.

(4)	Mr. Collar is not eligible for retirement benefits as of December 31, 2007.

(5)	Upon death, Mr. Collar’s estate is entitled to receive Mr. Collar’s base salary in effect at the time of death for a three-month period, as well as continuation of healthcare benefits for a three-month period. His estate is also entitled to all sums payable to Mr. Collar through the end of the month in which death occurs, including the pro-rata portion of his bonus earned at this time. The “Death Benefit” amount represents the value of the insurance proceeds payable upon death.

(6)	In the event of termination of employment due to disability, Mr. Collar receives all sums otherwise payable to him by the Company through the date of disability, including the pro-rata portion of his bonus earned upon disability. The “Disability Benefit” amount represents the value of the insurance proceeds payable to the executive on a monthly basis upon disability.

(7)	If Mr. Collar’s employment is terminated with cause, he only receives his base salary through the date of termination.

(8)	Under these termination scenarios, Mr. Collar receives his base salary in effect at the time of termination for a one-year severance period. He is paid an initial lump sum amount six months after the effective date of termination equal to six months base salary, followed by regular monthly payments of base salary for the remaining severance period. He also receives a pro-rata portion of his bonus earned for the year of termination, which is payable at the time incentive compensation is generally payable by the Company. He continues to receive life insurance and healthcare benefits during the one-year severance period.

(9)	If Mr. Collar’s employment is terminated while he is on international assignment, other than with cause or by voluntary resignation to accept a position with another employer, the Company pays the cost associated with the return of Mr. Collar and his family to the United States, including the cost of personal transportation and shipment of household and personal goods. Additionally, the Company provides up to 30 days temporary living expenses. The additional termination allowance provided for Mr. Collar represents an estimated value of this benefit equal to one month’s base salary.

(10)	The Company does not provide a “gross-up” payment to the executive in the event of a change in control.

Mr. Collar’s employment agreement provides certain restrictive covenants that continue for a period of two years after termination of employment, including a non-competition covenant, a non-solicitation of customers covenant and a non-solicitation of Company personnel covenant. If Mr. Collar breaches his post-employment obligations under these covenants, the Company may terminate the severance period and discontinue any further payments or benefits to Mr. Collar.

Stephen D. Lupton, Senior Vice President — Corporate Development and General Counsel, would have received the following payments if he had terminated on the last day of the prior fiscal year (December 31, 2007) under the following termination scenarios:

	Termination Scenario(1)
							Involuntary
							Without
		Voluntary					Cause or
		Termination					Good
	Change in	Without Good				Involuntary	Reason
	Control(2)	Reason(3)	Retirement(4)	Death(5)	Disability(6)	with Cause(7)	Resignation(8)
Compensation Components	($)	($)	($)	($)	($)	($)	($)

Severance	714,000	—	—	89,250	—	—	714,000
Bonus	136,582	—	—	136,582	136,582		136,582
Additional Termination Allowance(9)	29,750	—	—	29,750	29,750	—	29,750
Accelerated Vesting of Equity	3,293,540	—	—	—	—	—	—
Benefits (Health, Life, etc.)	122,011	—	—	1,596	—	—	122,011
Retirement Benefits	956,910	—	196,493	157,963	196,493	196,493	196,493
Death Benefit	—	—	—	2,142,000	—	—	—
Disability Benefit	—	—	—	—	15,000	—	—
280G Tax Gross-Up(10)	—	—	—	—	—	—	—

Estimated Total	$5,252,793	$—	$196,493	$2,557,141	$377,825	$196,493	$1,198,836

(1)	All scenarios assume termination occurs on December 31, 2007 at a stock price of $67.98, the closing price of the Company’s Common Stock as of December 31, 2007 (which was the last business day of the year).

(2)	Upon a change in control, Mr. Lupton receives his base salary in effect at the time of termination for a two-year severance period, paid at the same intervals as if he had remained employed with the Company. He also receives a pro-rata portion of his bonus earned for the year of termination, which is payable at the time incentive compensation is generally payable by the Company. His life insurance and healthcare benefits continue for the two-year severance period. Upon a change in control, all outstanding equity awards held by Mr. Lupton become non-cancelable, fully vested and exercisable, and all performance goals associated with any awards are deemed satisfied with respect to the target level of compensation attainable pursuant to such awards, so that all compensation is immediately vested and payable. In the case of a change in control, the retirement benefits are payable as a lump sum six months after termination of employment. Mr. Lupton would receive a lump sum from the 2007 ENPP of $866,149 as well as an immediate annual annuity from the Massey Ferguson Works Pension Scheme of $90,761. The difference between the “Retirement Benefit” value of

$866,149 related to the lump sum under the SERP and the value shown in the “2007 Pension Benefits Table” ($933,712) is due to the fact that the interest and mortality assumptions prescribed by the plan in the event of a change in control are different from the assumptions used in the actuarial valuation.

(3)	If Mr. Lupton voluntarily resigns without good reason, he only receives his base salary through the date of termination.

(4)	Assuming retirement occurred on December 31, 2007, Mr. Lupton would have been eligible for an annual annuity benefit from the Massey Ferguson Works Pension Scheme of $90,761. In addition, he would have been eligible to receive an annual annuity benefit of $105,732 from the 2007 ENPP for 15 years, commencing at age 65.

(5)	Upon death, Mr. Lupton’s estate is entitled to receive Mr. Lupton’s base salary in effect at the time of death for a three-month period, as well as healthcare benefits for a three-month period. Additionally, his estate receives all sums payable to Mr. Lupton through the end of the month in which death occurs, including the pro-rata portion of his bonus earned at this time. His estate is also entitled to an annual annuity benefit from the Massey Ferguson Works Pension Scheme of $52,231. In addition, he is eligible to receive an annual annuity benefit of $105,732 from the 2007 ENPP for 15 years, commencing at age 65. The “Death Benefit” amount represents the value of the insurance proceeds payable upon death.

(6)	In the event of termination of employment due to disability, Mr. Lupton receives all sums otherwise payable to him by the Company through the date of disability, including the pro-rata portion of his bonus earned upon disability. He is also entitled to an annual annuity benefit beginning at age 65 of $95,541 from the Massey Ferguson Works Pension Scheme. In addition, he is eligible to receive an annual annuity benefit of $105,732 from the 2007 ENPP for 15 years, commencing at age 65. The “Disability Benefit” amount represents the value of the insurance proceeds and pension benefits payable to the executive on a monthly basis upon disability.

(7)	If Mr. Lupton’s employment is terminated with cause, he receives his base salary through the date of termination and an annual annuity benefit of $90,761 from the Massey Ferguson Works Pension Scheme. In addition, he is eligible to receive an annual annuity benefit of $105,732 from the 2007 ENPP for 15 years, commencing at age 65.

(8)	Under these termination scenarios, Mr. Lupton receives his base salary in effect at the time of termination for a two-year severance period, paid at the same intervals as if he had remained with the Company. He also receives a pro-rata portion of his bonus earned for the year of termination, which is payable at the time incentive compensation is generally payable by the Company. He continues to receive life insurance and healthcare benefits for the two-year severance period. He is also entitled to an annual annuity benefit of $90,761 from the Massey Ferguson Works Pension Scheme. In addition, he is eligible to receive an annual annuity benefit of $105,732 from the 2007 ENPP for 15 years, commencing at age 65.

(9)	Mr. Lupton is also entitled to an additional termination allowance, so long as he is not terminated with cause or does not voluntarily resign to accept a position with another employer. The Company pays the cost associated with the relocation of Mr. Lupton and his family to the U.K., including the cost of personal transportation and shipment of household and personal goods. Additionally, the Company provides up to 30 days temporary living expenses. The value of this benefit represents an estimated value equal to one month’s base salary.

(10)	The Company does not provide a “gross-up” payment to the executive in the event of a change in control.

Mr. Lupton’s employment agreement provides certain restrictive covenants that continue for a period of two years after termination of employment, including a non-competition covenant, a non-solicitation of customers covenant and a non-solicitation of Company personnel covenant. If Mr. Lupton breaches his post-employment obligations under these covenants, the Company may terminate the severance period and discontinue any further payments or benefits to Mr. Lupton. In contemplation of Mr. Lupton’s scheduled retirement at the end of 2008, the Company entered into an agreement with him that provides for his provision of consulting services to the Company following his retirement. The consulting agreement, which has a three-year term commencing on January 1, 2009, replaces his employment agreement and provides for annual payments of $200,000.

Hubertus M. Muehlhaeuser, Senior Vice President — Strategy & Integration and Information Technology; General Manager, Engines, would have received the following payments if he had terminated on the last day of the prior fiscal year (December 31, 2007) under the following termination scenarios:

	Termination Scenario(1)
							Involuntary
							Without
		Voluntary					Cause or
		Termination					Good
	Change in	Without Good				Involuntary	Reason
	Control(2)	Reason(3)	Retirement(4)	Death(5)	Disability(6)	with Cause(7)	Resignation(8)
Compensation Components	($)	($)	($)	($)	($)	($)	($)

Severance	383,900	—	—	95,975	—	—	383,900
Bonus	166,075	—	—	166,075	166,075	—	166,075
Accelerated Vesting of Equity	3,293,540	—	—	—	—	—	—
Benefits Continuation (Health, Life, etc.)	—	—	—	—	—	—	—
Retirement Benefit	105,526	105,526	—	2,584,990	247,946	105,526	105,526
Death Benefit	—	—	—	—	—	—	—
Disability Benefit	—	—	—	—	—	—	—
280G Tax Gross-Up(9)	—	—	—	—	—	—	—

Estimated Total	$3,949,041	$105,526	$—	$2,847,040	$414,021	$105,526	$655,501

(1)	All scenarios assume termination occurs on December 31, 2007 at a stock price of $67.98, the closing price of the Company’s Common Stock as of December 31, 2007 (which was the last business day of the year).

(2)	Upon a change in control, Mr. Muehlhaeuser receives his base salary in effect at the time of termination for a one-year severance period, paid at the same intervals as is if he had remained employed with the Company. He also receives a pro-rata portion of his bonus earned for the year of termination, which is payable at the time incentive compensation is generally payable by the Company. Upon a change in control, all outstanding equity awards held by Mr. Muehlhaeuser become non-cancelable, fully-vested and exercisable, and all performance goals associated with any awards are deemed satisfied with respect to the target level of compensation attainable pursuant to such an award, so that all compensation is immediately vested and payable. Mr. Muehlhaeuser also receives a lump sum amount from the BVG Plan equal to the current value of his account balance.

(3)	If Mr. Muehlhaeuser voluntarily resigns without good reason, he receives his base salary through the date of termination and a lump sum amount from the BVG Plan equal to the current value of his account balance.

(4)	Mr. Muehlhaeuser is not eligible for retirement benefits as of December 31, 2007.

(5)	Upon death, Mr. Muehlhaeuser’s estate is entitled to receive Mr. Muehlhaeuser’s base salary in effect at the time of death for a three-month period. His estate is entitled to all sums payable to Mr. Muehlhaeuser through the end of the month in which death occurs, including the pro-rata portion of his bonus earned at this time. In the event of his accidental death, his spouse also receives a lump sum amount from the BVG Plan equal to six times his insured salary. In the event of his death due to other causes, his spouse also receives a lump sum amount from the BVG Plan equal to six times his insured salary plus his BVG account balance. In either case, the retirement death benefits disclosed above have been reduced by the portion of his benefit attributable to service with prior employers. If accidental death should occur, Mr. Muehlhaeuser’s retirement benefit portion would be $1,507,713.

(6)	In the event of termination of employment due to disability, Mr. Muehlhaeuser receives all sums otherwise payable to him by the Company through the date of disability, including the pro-rata portion of his bonus earned upon disability. He is also entitled to receive 60% of his salary (approximately $247,946) annually until he reaches retirement age. Once he reaches retirement age, he will receive the value in his cash balance account (accumulated with salary and interest credits).

(7)	If Mr. Muehlhaeuser’s employment is terminated with cause, he receives his base salary through the date of termination and a lump sum amount from the BVG Plan.

(8)	Under these termination scenarios, Mr. Muehlhaeuser receives his base salary in effect at the time of termination for a one-year severance period, paid at the same intervals as if he had remained employed with the Company. He also receives a pro-rata portion of his bonus earned for the year of termination, which is payable at the time incentive compensation is generally payable by the Company. Mr. Muehlhaeuser also receives a lump sum amount from the BVG Plan equal to the current value of his account balance.

(9)	The Company does not provide a “gross-up” payment to the executive in the event of a change in control.

The amounts shown above represent the approximate portion of Mr. Muehlhaeuser’s BVG benefit attributable to contributions made to the account as an AGCO employee. Mr. Muehlhaeuser’s account balance also includes contributions (with interest) made by his previous employers. Mr. Muehlhaeuser’s employment agreement provides certain restrictive covenants that continue for a one-year period after termination of employment, including a non-competition covenant, a non-solicitation of customers covenant and a non-recruitment of employees covenant. If Mr. Muehlhaeuser breaches his post-employment obligations under these covenants, the Company may terminate the severance period and discontinue any further payments or benefits to Mr. Muehlhaeuser.

Martin Richenhagen, Chairman, President and Chief Executive Officer, would have received the following payments if he had terminated on the last day of the prior fiscal year (December 31, 2007) under the following termination scenarios:

	Termination Scenario(1)
							Involuntary
							Without
							Cause or
							Good
							Reason
							Resignation, or
							by Company’s
		Voluntary					Non-Renewal
		Termination					of Executive’s
	Change in	Without Good				Involuntary	Employment
	Control(2)	Reason(3)	Retirement(4)	Death(5)	Disability(6)	with Cause(7)	Agreement(8)
Compensation Components	($)	($)	($)	($)	($)	($)	($)

Severance	2,008,000	—	—	251,000	—	—	2,008,000
Bonus	684,396	—	—	684,396	684,396	—	684,396
Accelerated Vesting of Equity	20,589,993	—	—	—	—	—	—
Benefits (Health, Life, etc.)	173,313	—	—	20,916	20,916	—	173,313
Retirement Benefits	674,605	—	—	—	—	—	899,473
Death Benefit	—	—	—	6,000,000	—	—	—
Disability Benefit	—	—	—	—	73,600	—	—
280G Tax Gross-Up(9)	—	—	—	—	—	—	—

Estimated Total	$24,130,307	$—	$—	$6,956,312	$778,912	$—	$3,765,182

(1)	All termination scenarios assume termination occurs on December 31, 2007 at a closing stock price of $67.98, the closing price of the Company’s Common Stock as of December 31, 2007 (which was the last business day of the year).

(2)	Upon a change in control, Mr. Richenhagen receives his base salary for a two-year severance period, which is paid at the same intervals as if he had remained employed with the Company. He also receives a pro-rata portion of his bonus earned for the year of termination, which is payable at the time incentive compensation is generally payable by the Company. He continues to receive life insurance benefits during the two-year severance period, and the Company pays 18 months of COBRA premiums to continue his group health coverage. Upon a change in control, all outstanding equity awards held by Mr. Richenhagen become non-cancelable, fully vested and exercisable, and all performance goals associated with any awards are deemed satisfied with respect to the target level of compensation attainable pursuant to such an award, so that all compensation is immediately vested and payable. In the case of a change in control, the retirement benefits are payable as a lump sum six months after termination of employment. The difference between the “Retirement Benefit” value shown above ($674,605) from the 2007 ENPP and the value shown in the “2007 Pension Benefits Table” ($802,433) is due to the fact that the interest and mortality assumptions prescribed by the plan in the event of a change in control are different from the assumptions used in the actuarial valuation.

(3)	If Mr. Richenhagen voluntarily resigns without good reason, he only receives his base salary through the date of termination.

(4)	Mr. Richenhagen is not eligible for retirement benefits as of December 31, 2007.

(5)	In the event of Mr. Richenhagen’s death, his estate receives Mr. Richenhagen’s base salary in effect at the time of death for a period of three months. The estate is also entitled to all sums payable to Mr. Richenhagen through the end of the month in which death occurs, including the pro-rata portion of his bonus earned at this time. The Company pays 18 months of COBRA premiums to continue group health coverage. The “Death Benefit” amount represents the value of the insurance proceeds payable upon death.

(6)	In the event of termination of employment due to disability, Mr. Richenhagen receives all sums otherwise payable to him by the Company through the date of disability, including the pro-rata portion of his bonus earned upon disability. The Company pays 18 months of COBRA premiums to continue group health coverage. The “Disability Benefit” amount represents the value of the insurance proceeds payable to the executive on a monthly basis upon disability.

(7)	If Mr. Richenhagen’s employment is terminated with cause, he only receives his base salary through the date of termination.

(8)	Under these termination scenarios, Mr. Richenhagen receives his base salary for a two-year severance period, which is paid at the same intervals as if he had remained employed by the Company. Mr. Richenhagen also receives a pro-rata portion of his bonus earned for the year of termination, which is payable at the time incentive compensation is generally payable by the Company. He continues to receive life insurance benefits during the two-year severance period, and the Company pays 18 months of COBRA premiums to continue his group health coverage. In the case of involuntary termination without cause or good reason resignation, the retirement benefits are payable as a lump sum six months after termination of employment. The difference between the retirement benefits value shown above ($899,473) from the 2007 ENPP and the value shown in the change in control column ($674,605) is due to the fact that the Mr. Richenhagen has a special provision relating to his 2007 ENPP benefit, in which five years of credited service are guaranteed if Mr. Richenhagen’s employment is terminated by the Company without cause or by Mr. Richenhagen for good reason, even if the executive’s actual employment is less than five years.

(9)	The Company does not provide a “gross-up” payment to the executive in the event of a change in control.

Mr. Richenhagen’s employment agreement provides certain restrictive covenants that continue for a period of two years after termination of employment, including a non-competition covenant, a non-solicitation of customers covenant and a non-recruitment of employees covenant. If Mr. Richenhagen breaches his post-employment obligations under these covenants, The Company may terminate the severance period and discontinue any further payments or benefits to Mr. Richenhagen.

THE FOLLOWING REPORTS OF THE AUDIT COMMITTEE AND THE COMPENSATION COMMITTEE SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE INCORPORATED BY REFERENCE IN ANY PREVIOUS OR FUTURE DOCUMENTS FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT THAT THE COMPANY EXPRESSLY INCORPORATES SAID REPORTS BY REFERENCE IN ANY SUCH DOCUMENT.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company’s Board of Directors has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussion, the Compensation Committee has recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC.

The foregoing report is submitted by the Compensation Committee of the Company’s Board of Directors.

Gerald L. Shaheen, Chairman
Herman Cain
George E. Minnich
Curtis E. Moll
David E. Momot

AUDIT COMMITTEE REPORT

To the Board of Directors:

The Audit Committee consists of the following members of the Board of Directors: P. George Benson, Francisco R. Gros, George E. Minnich (Chairman), Curtis E. Moll, David E. Momot and Hendrikus Visser. Each of the members is “independent” as defined by the NYSE and SEC.

Management is responsible for the Company’s internal controls, financial reporting process and compliance with the laws and regulations and ethical business standards. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and an audit of the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and to report its findings to the Board of Directors. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, nor can the Committee certify that the independent registered public accounting firm is “independent” under applicable rules. The Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Committee’s members in business, financial and accounting matters.

We have reviewed and discussed with management the Company’s audited consolidated financial statements as of and for the year ended December 31, 2007 and management’s assessment of the effectiveness of the Company’s internal control over financial reporting and KPMG LLP’s audit of the Company’s internal control over financial reporting as of December 31, 2007.

We have discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, and adopted by the Public Company Accounting Oversight Board (United States).

We have received and reviewed the written disclosures and the letter from KPMG LLP required by NYSE listing standards and Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, issued by the Independence Standards Board and have discussed with the independent registered public accounting firm the auditors’ independence.

We also have considered whether the provision of services provided by KPMG LLP, not related to the audit of the consolidated financial statements and internal control over financial reporting referred to above and to the reviews of the interim consolidated financial statements included in the Company’s Forms 10-Q for the quarters ended March 31, 2007, June 30, 2007, and September 30, 2007, is compatible with maintaining KPMG LLP’s independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

Audit Fees

The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company’s annual consolidated financial statements for 2007 and 2006, the audit of the Company’s internal control over financial reporting for 2007 and 2006, subsidiary statutory audits and the reviews of the financial statements included in the Company’s SEC filings on Form 10-K, Form 10-Q and Form 8-K and work related to acquisitions during such fiscal years, including expenses, were approximately $6,385,000 and $6,025,000, respectively.

Audit-Related Fees

The aggregate fees billed by KPMG LLP for professional services rendered for fiscal years 2007 and 2006 for audit related fees of the Company’s employee benefit plans, as well as the review of an SEC comment letter, were approximately $42,000 and $29,000, respectively.

Tax Fees

The aggregate fees billed by KPMG LLP for fiscal years 2007 and 2006 for professional services rendered for tax services primarily related to customs service work and auditor-required attestations of certain tax credit claims for the Company’s international operations was approximately $105,000 and $125,000, respectively.

Financial and Operational Information Systems Design and Implementation Fees

KPMG LLP did not provide any information technology services related to financial and operational information systems design and implementation to the Company or its subsidiaries for fiscal years 2007 or 2006.

All Other Fees of KPMG LLP

There were no fees billed by KPMG LLP for professional services rendered other than audit-related and tax fees during 2007 or 2006. A representative of KPMG LLP will be present at the Annual Meeting with the opportunity to make a statement and will be available to respond to appropriate questions.

All of KPMG’s fees for services, whether for audit or non-audit services, are pre-approved by the Chairman of the Audit Committee or the Audit Committee. All services performed by KPMG LLP for 2007 were approved by the Chairman of the Audit Committee or the Audit Committee. The Audit Committee has appointed KPMG LLP as the Company’s independent registered public accounting firm for 2008, subject to stockholder ratification. KPMG LLP has served as the Company’s independent registered public accounting firm since 2002.

The foregoing report has been furnished by the Audit Committee of the Company’s Board of Directors.

George E. Minnich, Chairman
P. George Benson
Francisco R. Gros
Curtis E. Moll
David E. Momot
Hendrikus Visser

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

At March 14, 2008, the Company had loans to Robert Ratliff, who served as Chairman of the Board of Directors until his retirement in August 2006 and is the step-father-in-law of Randall G. Hoffman, who is the Company’s Senior Vice President — Global Sales and Marketing, in the amount of $4.0 million bearing interest at 5.46% related to an executive life insurance program. The loan proceeds were used to purchase life insurance policies owned by Mr. Ratliff. The Company maintains a collateral assignment in the policies. In lieu of making the interest payments under the notes, the loan interest is reported as compensation. In addition, the Company has previously agreed to reimburse Mr. Ratliff for his annual tax liability associated with this additional compensation.

During 2007 and 2006, the Company had net sales of $275.4 million and $190.9 million, respectively, to BayWa Corporation in the ordinary course of business. Mr. Deml, a director of the Company, is President and Chief Executive Officer of BayWa Corporation.

During 2007 and 2006, the Company paid license fees and purchased raw materials, including engines, totaling approximately $191.9 million and $211.3 million, respectively, from Caterpillar Inc. in the ordinary course of business. Mr. Shaheen, a director of the Company, was a Group President of Caterpillar Inc. until his retirement from that position in February 2008.

During 2007, the Company received royalty payments totaling approximately $233,000 resulting from sales of equipment by MTD Products, Inc. to the Company’s dealers in the ordinary course of business. Mr. Moll, a director of the Company, is Chairman of the Board and Chief Executive Officer of MTD Products, Inc.

The Company has a written related party transaction policy pursuant to which a majority of the independent directors of an appropriate committee must approve transactions that exceed $120,000 in amount with directors, executive officers, significant stockholders and certain other persons.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of the Company’s Common Stock and other equity securities. Such persons are required by the SEC to furnish the Company with copies of all Section 16(a) forms that are filed.

To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, for the fiscal year ended December 31, 2007, all Section 16(a) filing requirements applicable to its directors, executive officers and greater-than-ten-percent beneficial owners were properly filed, except as noted below.

There were no late reports for a single Section 16(a) reporting transaction.

ANNUAL REPORT TO STOCKHOLDERS

The Company’s Summary Annual Report to Stockholders and Annual Report on Form 10-K for the 2007 fiscal year, including financial statements and schedule thereto but excluding other exhibits, is being furnished with this Proxy Statement to stockholders of record as of March 14, 2008.

ANNUAL REPORT ON FORM 10-K

The Company will provide without charge a copy of its Annual Report filed on Form 10-K for the 2007 fiscal year, including the financial statements and schedule thereto, on the written request of the beneficial owner of any shares of its Common Stock on March 14, 2008. The written request should be directed to: Corporate Secretary, AGCO Corporation, 4205 River Green Parkway, Duluth, Georgia 30096.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

A representative of KPMG LLP, the Company’s independent registered public accounting firm for 2007, is expected to attend the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so. The representative also will be available to respond to appropriate questions from stockholders. The Audit Committee has appointed KPMG LLP as the Company’s independent registered public accounting firm for 2008, subject to stockholder ratification.

STOCKHOLDERS’ PROPOSALS

Any stockholder of the Company who wishes to present a proposal at the 2009 Annual Meeting of stockholders of the Company, and who wishes to have such proposal included in the Company’s proxy statement and form of proxy for that meeting, must deliver a copy of such proposal to the Company at its principal executive offices at 4205 River Green Parkway, Duluth, Georgia 30096, Attention: Corporate Secretary, no later than November 28, 2008; however, if next year’s Annual Meeting of stockholders is held on a date more than 30 days before or after the corresponding date of the 2008 Annual Meeting, any stockholder who wishes to have a proposal included in the Company’s proxy statement for that meeting must deliver a copy of the proposal to the Company at a reasonable time before the proxy solicitation is made. The Company reserves the right to decline to include in the Company’s proxy statement any stockholder’s proposal which does not comply with the rules of the SEC for inclusion therein.

Any stockholder of the Company who wishes to present a proposal at the 2009 Annual Meeting of stockholders of the Company, but not have such proposal included in the Company’s proxy statement and form of proxy for that meeting, must deliver a copy of such proposal to the Company at its principal executive offices at 4205 River Green Parkway, Duluth, Georgia 30096, Attention: Corporate Secretary no later than February 23, 2009 and otherwise in accordance with the advance notice provisions of the Company’s By-Laws or the persons appointed as proxies may exercise their discretionary voting authority if the proposal is considered at the meeting. The advance notice provisions of the Company’s By-Laws provide that for a proposal to be properly brought before a meeting by a stockholder, such stockholder must have given the Company notice of such proposal in written form meeting the requirements of the Company’s By-Laws no later than 60 days and no earlier than 90 days prior to the anniversary date of the immediately preceding Annual Meeting of stockholders.

APPENDIX A

AGCO CORPORATION

MANAGEMENT INCENTIVE PLAN

(As Amended and Restated Effective for Plan Years Beginning On or After January 1, 2008)

I.	PURPOSE; EFFECTIVE DATE; PLAN YEAR

1.1  Purpose.  Consistent with AGCO’s compensation philosophy, the purpose of this Management Incentive Plan (“Plan”) is to facilitate alignment of management with corporate objectives and shareholder interests, in order to achieve outstanding performance and to meet specific AGCO Corporation (“Corporation”) financial goals. It is the intention of the Corporation to establish an incentive compensation plan where payments are competitive, tied to performance and offer shareholder protection, and assist with the attraction and retention of key management staff.

1.2  Effective Date.  The Plan, as amended, will become effective as of January 1, 2008.

1.3  Plan Year.  The “Plan Year” shall be the 12-month period ending December 31 of each year.

II.	ADMINISTRATION OF THE PLAN

Subject to the provisions of the Plan, unless determined otherwise by the Corporation’s Board of Directors, the Compensation Committee of the Board of Directors (“Committee”) shall have the sole authority and discretion:

•	To construe and interpret the Plan;

•	To establish, amend, change, add to, alter and/or and rescind rules, regulations and guidelines for administration of the Plan;

•	To make all designations and determinations specified in the Plan;

•	Except as noted herein, to determine the amount of awards and payments to be made under the Plan and the status and rights of any Participant to payments under the Plan; and

•	To decide all questions concerning the Plan and to make all other determinations and to take all other steps necessary or advisable for the administration of the Plan.

III.  PLAN FUNDING

The Plan will be funded annually as a part of the Corporation’s annual budgeting process.

IV.	ELIGIBILITY

Participation is limited to key full-time personnel of the Corporation and its subsidiaries who have the ability to materially impact the financial success of the Corporation and have an acceptable performance review or rating. Management will select the participants each year with the approval of the Senior Vice President, Human Resources. Notwithstanding the foregoing, the Committee must approve all awards to elected officers of the Corporation. As a guideline, eligible jobs should fall in grades 14 and above. The Plan replaces any other type of bonus or non-qualified profit sharing program that a participant may have participated in previously.

V.	AWARD OPPORTUNITY

Target incentive awards will be a percentage of a participant’s salary for the Plan Year. The Committee may change the target award levels from time-to-time as it deems advisable. Initial target award levels are:

•	CEO: 130%

•	CFO: 100%

•	GMs: 70%

•	Other SVPs: 50%

•	Other Participants: Not more than 40%

VI.	PERFORMANCE CRITERIA AND GOALS

6.1  Performance Criteria.  Awards under the Plan may be based upon corporate, regional/functional or personal goals. The Corporate portion must be a minimum of 50% of the total target award. Generally, three to seven performance measures will be used to measure performance, and will differ depending on participant’s position with the Corporation. The initial performance measures are:

CEO and CFO	SVP/Regional General Managers	Other Participants

• Corporate: — EPS — Free Cash Flow — Customer Satisfaction	• Corporate: — EPS — Free Cash Flow — Customer Satisfaction • Functional/ Regional: — Varies	• Corporate: — EPS — Free Cash Flow — Customer Satisfaction • Functional/ Regional: — Varies

6.2  Performance Measures.

Performance measures for executive officers (“Section 162(m) Officers”), who are, or reasonably could be expected during the Plan Year to be, among those subject to the deductibility limitations of Section 162(m) of the Internal Revenue Code (“Section 162(m)”) shall consist of one or more of the following, which may be applied on a company-wide, geographic or operating unit basis:

•	Earnings per share and/or growth in earnings per share in relation to target objectives;

•	Operating or free cash flow and/or growth in operating or free cash flow in relation to target objectives;

•	Return on invested capital in relation to target objectives;

•	Revenue and/or growth in revenue in relation to target objectives;

•	Total stockholder return (measured as the total of the appreciation of and dividends declared on the Common Stock) in relation to target objectives;

•	Net income and/or growth in net income in relation to target objectives;

•	Return on stockholders’ equity in relation to target objectives;

•	Return on assets in relation to target objectives;

•	Return on common book equity in relation to target objectives; and

•	Customer satisfaction and/or improvement in customer satisfaction.

Specific definitions initially shall be:

•	EPS: Diluted and adjusted to exclude restructuring and certain other infrequent items.

•	Free Cash Flow: Cash flow from operations less capital expenditures. Excludes cash flows from changes in accounts receivables securitizations.

•	Customer Satisfaction: Overall customer satisfaction index that measures after-sales service, sales experience and product quality.

•	Functional/Regional: Must be approved by the appropriate Senior Vice President, CEO or CFO.

6.3  Weighting of Measures.  The weighting will differ depending on a participant’s position with the Corporation. The initial weighting will be:

CEO and CFO	Senior Vice Presidents	Regional General Managers	Other Participants

• Corporate Performance is weighted 100% — EPS: 50% — Free Cash Flow: 40% — Customer Satisfaction: 10%	• Corporate Performance is 70% of total weight — EPS: 43% — Free Cash Flow: 43% — Customer Satisfaction: 14% • Functional Performance is 30% of total weight — Varies	• Corporate Performance is 50% of total weight — EPS: 40% — Free Cash Flow: 40% — Customer Satisfaction: 20% • Regional Performance is 50% of total weight — Varies	• Corporate Performance is not less than 50% of total weight • Weighting of Functional/ Regional Performance — Varies (Equal to balance of weight not applied to Corporate measures)

6.4  Performance Goals.  The Committee shall approve annual written objective performance goals reflecting corporate performance not later than ninety (90) days after the commencement of the Plan Year to which the goals relate (or such earlier or later date as is permitted or required by Section 162(m)). Such performance goals must be uncertain of achievement at the time that they are established and determinable by a third party with knowledge of the relevant facts. The Committee may not exercise any discretion to increase the amount of compensation that otherwise would be due upon attainment of any performance goal.

VII.  PLAN TRIGGER; PAYMENT OF AWARDS; ADJUSTMENTS; DISCRETIONARY AWARDS

7.1  Plan Trigger.  Incentive awards will not be paid for any category of performance measurement unless the Corporation achieves the minimally acceptable specified plan trigger, which may be specified as a percentage of budget. Notwithstanding the foregoing, the Committee may waive one or more triggers to the extent applicable to participants other than Section 162(m) Officers.

7.2  Payment of Awards.  If a plan trigger is achieved, achievement of performance measures, based on year-end results and other measurements, are determined for each incentive category or measure with a total earned performance award being the sum of these measures (i.e., corporate and functional/regional). Payments shall be made not later than March 15th of the year following the Plan Year. The achievement of the plan triggers and payouts to Section 162(m) Officers must be approved in advance in writing by the Committee. The target incentive award is determined by a percentage of the actual gross base salary earned by the employee during the relevant plan year (exclusive of bonus or other W-2 adjustments for moving expense, perquisites or other fringe benefits). The range of awards will vary based on performance from 0% to 150% of target bonus levels. The initial range shall be:

Performance Level as a % of Goal	Payout Level as a % of Target Bonus

Minimum: 80% Target: 100% Maximum: 120%	40% 100% 150%

Notwithstanding the foregoing, in no event may a participate receive more than $3,000,000 in a plan year.

Other payment considerations include:

•	If a participant is transferred into another position that is also eligible for the Plan, the participant’s award will be pro-rated based on the number of months during a Plan Year in each position.

•	If a participant is promoted to a higher level position during a Plan Year, the participant’s award will be based on the number of months worked in each position and the base pay and target award for each position.

•	If a participant is hired during a Plan Year, the participant’s award will be based on the number of months the participant was employed during the year.

•	If a participant terminates employment prior to the end of a Plan Year due to death, approved retirement or disability, the participant (or the participant’s designated beneficiary) will receive a pro-rata share, based on gross base salary to the date of termination and actual performance, when awards are paid to all other participants.

•	If a participant quits before the completion of the last day of the Plan Year, for reasons other than death, approved retirement or disability, then the participant will forfeit any award.

•	If a participant is terminated without cause before the completion of the last day of the Plan Year, for reasons other than death, approved retirement or disability, then the participant will receive a pro-rata share based on gross base salary to the date of termination and actual performance, when awards are paid to other participants.

•	If a participant is terminated without cause or quits after the end of the Plan Year for reasons other than death, approved retirement or disability, but before the award is paid, the participant will receive a complete award when paid to all other recipients.

•	If a participant terminates employment after the end of the performance period for reasons of death, retirement or disability, but before the award is paid, the participant will receive a complete award when paid to all other recipients.

•	If a participant is terminated for cause at any time before the award is paid, the participant will forfeit any award.

7.3  Adjustments.  The Committee has the authority to make adjustments to the plan’s performance measures in the event of certain circumstances or uncontrollable events, which include, but are not limited to:

•	Significant one-time unexpected restructuring expenses

•	Significant unplanned costs associated with a merger or acquisition

•	Significant unplanned net income adjustments for debt refinancing

•	Significant unplanned or unexpected taxes and/or legal charges associated with changes in legislation

•	Changes in generally accepted accounting principles (GAAP) or the impact of any extraordinary items as determined under GAAP

7.4  Discretionary Awards.  As appropriate, the Committee may make special awards for participants (at the time of grant in lieu of performance-based awards or at any time in addition to any other awards). Notwithstanding the foregoing, discretionary awards are separate and distinct awards and shall not be contingent upon the failure to pay any other performance-based award.

VIII.  MISCELLANEOUS PROVISIONS

8.1  Successors.  All obligations of the Corporation under the Plan with respect to awards granted hereunder shall be binding on any successor to the Corporation, whether the existence of such successor is the result of a direct or indirect purchase of all or substantially all of the business and/or assets of the Corporation, or a merger, consolidation, or otherwise.

8.2  No Lien.  This Plan does not give a Participant any interest, lien, or claim against any specific asset of the Corporation. Participants and beneficiaries shall have only the rights of a general unsecured creditor of the Corporation.

8.3  Termination and Amendment.  The Plan may be terminated or amended by the Committee at any time, provided, however, that a termination or amendment shall not materially negatively impact awards that are outstanding as of the time of termination or amendment except as required by law.

8.4  Status of Awards under Section 162(m).  If any provision of the Plan does not comply or is inconsistent with the requirements of Section 162(m), such provision or agreement shall be construed or deemed amended to the extent necessary to conform to such requirements. Notwithstanding the above, the Committee in its sole discretion may, with respect to any award to be granted under the Plan, determine that compliance with Section 162(m) is not desired after consideration of the goals of the Corporation’s executive compensation philosophy and whether it is in the best interests of the Corporation to have such awards not qualify.

8.5  No Employment Rights.  No participant has any right to be retained in the employ of the Corporation or any subsidiary by virtue of participation in the Plan.

8.6  Governing Law.  The Plan and awards hereunder shall be governed by and construed according to the laws of the State of Georgia.

AGCO CORPORATION
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
For Annual Meeting of Stockholders, April 24, 2008
     The undersigned hereby appoints Andrew H. Beck, Stephen D. Lupton, Martin Richenhagen, and each of them, proxies with full power of substitution, to represent and to vote as set forth herein all the shares of Common Stock of AGCO Corporation held of record by the undersigned on March 14, 2008 at the Annual Meeting of Stockholders of AGCO Corporation to be held at the offices of the Company, 4205 River Green Parkway, Duluth, Georgia 30096, at 9:00 a.m., local time, on Thursday, April 24, 2008, and any adjournments thereof.

Dated: , 2008

Signature

Signature, if held jointly

NOTE: Please sign above exactly as name appears on Stock Certificate. If stock is held in the name of two or more persons, all must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

AGCO CORPORATION	PROXY CARD
This Proxy Card when properly executed will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” the election of all nominees, “FOR” the approval of the AGCO Corporation Management Incentive Plan and “FOR” the ratification of the Company’s independent registered public accounting firm.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES IN PROPOSAL NUMBER 1, “FOR” THE APPROVAL OF THE AGCO CORPORATION MANAGEMENT INCENTIVE PLAN IN PROPOSAL NUMBER 2 AND “FOR” THE RATIFICATION OF KMPG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008 IN PROPOSAL NUMBER 3.
1.	ELECTION OF DIRECTORS Nominees: (1) Herman Cain (2) Wolfgang Deml (3) David E. Momot (4) Martin Richenhagen

☐	FOR all nominees listed above (except as marked to the contrary)	☐	WITHHOLD AUTHORITY to vote for all nominees listed above
INSTRUCTIONS: To withhold authority to vote for any individual nominee, write the nominee’s name on the space provided below.

2.	APPROVAL OF THE AGCO CORPORATION MANAGEMENT INCENTIVE PLAN.
☐ FOR approval of amendment       ☐ AGAINST approval of amendment      ☐ ABSTAIN
3.	APPROVAL OF RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008.
☐ FOR approval of ratification         ☐ AGAINST approval of ratification      ☐ ABSTAIN
4.	In their discretion, the proxies are authorized to vote as described in the proxy statement and, using their best judgment, upon such other business as may properly come before the meeting.